UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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STEPAN COMPANY
(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

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STEPAN COMPANY

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be held on April 28, 2015

at 9:00 a.m. (CDT)

To the Stockholders:

Notice is hereby given that the Annual Meeting of Stockholders of STEPAN COMPANY (the “Company”) will be held at the Company’s Administrative and Research Center at Edens Expressway and Winnetka Road, Northfield, Illinois, on Tuesday, April 28, 2015, at 9:00 a.m. (CDT), for the following purposes:

1.	To elect two Directors to the Board of Directors each for a three-year term.
2.	To approve the adoption of the Stepan Company Management Incentive Plan (As Amended and Restated Effective January 1, 2015).
3.	To approve an advisory resolution on the compensation of the Company’s named executive officers.
4.	To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015.
5.	To transact such other business as may properly come before the meeting.

The Board of Directors has designated the close of business on February 27, 2015, as the record date for determining holders of the Company’s Common Stock entitled to notice of and to vote at the meeting.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to Be Held on April 28, 2015.

The Proxy Statement and Annual Report to Stockholders, including Form 10-K for fiscal year 2014, are available at http://www.edocumentview.com/SCL.

Directions to the Annual Meeting of Stockholders are available at http://www.stepan.com, under “Investor Relations – Annual Meeting” for those stockholders who plan to attend the Annual Meeting.

By order of the Board of Directors,

KATHLEEN O. SHERLOCK

   Assistant Secretary

Northfield, Illinois

March 26, 2015

The Board of Directors extends a cordial invitation to all stockholders to attend the Annual Meeting. Whether or not you plan to attend the meeting, please mark, sign and mail the enclosed proxy card in the return envelope provided as promptly as possible.

As a reminder, brokers may not vote your shares for non-routine matters such as the election of directors, the approval to adopt a Company incentive plan, or the advisory vote on the compensation of the Company’s named executive officers (“Say-on-Pay” vote) in the absence of your specific instructions as to how to vote. Therefore, we urge you to provide your broker with voting instructions by returning your proxy card so your vote for all proposals can be counted.

March 26, 2015

PROXY STATEMENT

For the Annual Meeting of Stockholders of

STEPAN COMPANY

Edens Expressway and Winnetka Road

Northfield, Illinois 60093

To be held at 9:00 a.m. (CDT) on April 28, 2015

INFORMATION CONCERNING SOLICITATION AND VOTING

The enclosed proxy is solicited by the Board of Directors, and the Company will bear the entire expense of solicitation. Such solicitation is being made by mail, and the Company’s officers and employees may solicit proxies from stockholders personally or by telephone, mail or other means. The Company will make arrangements with the brokers, custodians, nominees and other fiduciaries who request the forwarding of solicitation material to the beneficial owners of shares of the Company’s stock held of record by such brokers, custodians, nominees and other fiduciaries, and the Company will reimburse them for their reasonable out-of-pocket expenses.

At the close of business on February 27, 2015, the record date for the meeting, there were 22,273,848 shares of the Company’s Common Stock (“Common Stock”) outstanding, each share of which is entitled to one vote on each matter to be voted on at the meeting.

This proxy statement and proxy are first being distributed to stockholders commencing on or about March 26, 2015.

You may either vote “FOR” or “WITHHOLD” authority to vote for each of the nominees for the Board of Directors. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the other proposals.

In connection with any other business that may properly come before the meeting, of which the Board of Directors is not currently aware, votes will be cast pursuant to the authority granted by the enclosed proxy in accordance with the best judgment of the individuals acting under the proxy.

If you submit your proxy but abstain from voting or withhold authority to vote on one or more matters, your shares will be counted as present at the meeting for the purposes of determining a quorum. Your shares also will be counted as present at the meeting for the purpose of calculating the vote on the particular matter with respect to which you abstained from voting or withheld authority to vote. Any proxy given pursuant to this solicitation may be revoked by the stockholder at any time prior to the voting of the proxy.

Except for the election of directors, if you abstain from voting on a proposal, your abstention has the same effect as a vote against that proposal.

If you hold your shares in street name and do not provide voting instructions to your broker, custodian, nominee or other fiduciary, your shares with respect to such matters will not be voted on any non-routine matters and will be considered “broker non-votes.”   Non-routine matters include the election of directors, the approval to adopt a Company incentive plan, and the Say-on-Pay vote.  Your broker may vote your shares without instruction on the ratification of auditors.  Broker non-votes will be counted as present at the meeting for the purpose of determining a quorum.  Please instruct your broker or bank so your vote can be counted on all proposals.

The required quorum at the Annual Meeting is a majority of the outstanding shares of the Company’s voting stock as of the record date. In order to ensure the necessary quorum at the Annual Meeting, please mark, sign and return the enclosed proxy promptly in the envelope provided. No postage is required if mailed in the United States. Even if you sign and return your proxy, you are invited to attend the meeting.

The Company has adopted a procedure called “householding,” which the Securities and Exchange Commission (“SEC”) has approved. Under this procedure, the Company expects to deliver a single copy of the proxy materials to multiple stockholders who share the same address unless the Company has received contrary instructions from one or more of the stockholders. This procedure reduces the Company’s printing and mailing costs and the environmental impact of the Company’s annual meetings. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or verbal request, the Company will deliver promptly a separate copy of the proxy materials to any stockholder at a shared address to which the Company delivered a single copy of these documents. To receive a separate copy of the proxy materials, stockholders may write or call the Company at the following contact: Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093; Telephone: (847) 446-7500.  Stockholders receiving multiple copies of the proxy materials despite sharing an address may request delivery of a single copy of future proxy materials by contacting their broker, if the shares are held in a brokerage account, or the Company at the foregoing address, if registered shares are held.

ELECTION OF DIRECTORS

Stockholders and the persons named in the enclosed proxy will vote, pursuant to the authority granted by the stockholder in the enclosed proxy, on the election of Messrs. Randall S. Dearth and Gregory E. Lawton as Directors of the Company to hold office until the Annual Meeting of Stockholders to be held in the year 2018.

In the event any one or more of such nominees is unable to serve as Director, votes will be cast, pursuant to the authority granted in the enclosed proxy, for such person or persons as may be designated by the Board of Directors. The Board of Directors at this time is not aware of any nominee who is or will be unable to serve as Director, if elected.

Under the Company’s Restated Certificate of Incorporation and By-laws, Directors are elected by a plurality of the voting power of the shares of Common Stock present in person or represented by proxy at the meeting and entitled to vote. The outcome of the election will not be affected by holders of shares of Common Stock that withhold authority to vote in the election of Directors.

The Board of Directors is divided into three classes serving staggered three-year terms. Directors for each class are elected at the Annual Meeting of Stockholders in the year in which the term for their class expires.

Nominees for Director

The following table sets forth certain information about the nominees for Director:

Name of Nominee	Principal Occupation, Business Experience and Other Directorships During the Past Five Years, and Age	Year of First Selection as Director	Number and Percent of Shares of Common Stock Beneficially Owned (1)

Randall S. Dearth	Chairman, President and Chief Executive Officer of Calgon Carbon Corporation, a global manufacturer of activated carbon and innovative treatment systems, since May 2014. President and Chief Executive Officer of Calgon Carbon Corporation from 2012 to May 2014. President and Chief Executive Officer of LANXESS Corporation, a global chemicals manufacturer, from 2004 to 2012. Director of Calgon Carbon Corporation. Age – 51	2012	5,019(2)	*
Gregory E. Lawton	Consultant. President and Chief Executive Officer of JohnsonDiversey, Inc., a manufacturer of cleaning products, from October 2000 to February 2006. From January 1999 to September 2000, President and Chief Operating Officer of Johnson Wax Professional. President of NuTone, Inc., a subsidiary of Williams plc based in Cincinnati, Ohio from 1994 to 1998. From 1989 to 1994, served with Procter & Gamble as Vice President and General Manager of several consumer product groups. Director of General Cable and American Trim. Age – 64	2006	20,757(3)	*

* Less than one percent of outstanding shares of Common Stock.

(1)

Represents number of shares of Common Stock beneficially owned as of February 27, 2015. Number of shares for each Director includes (a) shares of Common Stock owned by the spouse of the Director and shares held by the Director or his spouse as trustee or custodian for the benefit of children and family members for which the Director or his spouse as trustee or custodian has voting or investment power, and (b) shares pledged as security by the Director or the Director’s family members.

(2)	Includes 1,175 shares credited to the Director’s account pursuant to the Stepan Company Directors Deferred Compensation Plan Amended and Restated as of January 1, 2012.
(3)	Includes 5,337 shares credited to the Director’s account pursuant to the Company’s incentive compensation plans.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the election of Messrs. Randall S. Dearth and Gregory E. Lawton to the Board of Directors each for a three-year term.

Directors Whose Terms Continue

The following table sets forth certain information about those Directors who are not up for election as their respective term of office does not expire this year:

Name of Director	Principal Occupation, Business Experience and Other Directorships During the Past Five Years, and Age	Year of First Selection as Director	Term Expires	Number and Percent of Shares of Common Stock Beneficially Owned(1)

Michael R. Boyce	Chairman and Chief Executive Officer of PQ Corporation, a global specialty chemical and catalyst company, since 2005. Chairman and Chief Executive Officer of Peak Investments, an operating and acquisition company, since 1998. Executive Chairman of Eco Services Operations LLC, an environmental and recycling company, since December 2014. From 1990 to 1998, President and Chief Operating Officer of Harris Chemical Group, Inc. Director of PQ Corporation, AAR Corp and Eco Services Operations LLC. Age – 67	2010	2016	8,760(2)	*
Joaquin Delgado	Executive Vice President, Health Care Business Group of 3M Company, a global diversified technology company, since 2012. Executive Vice President, Electro and Communications Business of 3M Company, from 2009 to 2012. Vice President and General Manager, Electronic Markets Materials Division of 3M Company, from 2007 to 2009. Vice President, Research and Development and New Business Ventures, Consumer and Office Business of 3M Company, from 2005 to 2007. President of 3M Korea Ltd. from 2003 to 2005. Age – 55	2011	2017	4,688	*
F. Quinn Stepan	Chairman of the Company since November 1984. Chief Executive Officer of the Company from November 1984 to December 2005. Director of Fermi Research Alliance, LLC, a joint partnership of the University of Chicago and the Universities Research Association, since January 2015. Age – 77	1967	2016	1,614,005(3)	7.2%
F. Quinn Stepan, Jr.	President and Chief Executive Officer of the Company since January 2006. President and Chief Operating Officer of the Company from February 1999 to December 2005. Director of Follett Corporation from February 2005 to July 2011. Age – 54	1999	2017	1,334,714(4)(5)	6.0%
Edward J. Wehmer	President, Chief Executive Officer and founder of Wintrust Financial Corporation, a financial services company, since May 1998. Prior to May 1998, President and Chief Operating Officer of Wintrust Financial Corporation since its formation in 1996. Director of Wintrust Financial Corporation. Involved in several charitable and professional organizations. Age – 60	2003	2016	19,779(6)	*

* Less than one percent of outstanding shares of Common Stock.

(1)	See Note (1) to table under Nominees for Director.
(2)

Includes (a) 872 shares that the Director has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, and (b) 700 shares credited to the Director’s account pursuant to the Company’s incentive compensation plans.

(3)	See Note (2) to table under Security Ownership – Security Ownership of Certain Beneficial Owners.

(4)

Includes 498,941 shares held by the Company’s qualified plans and deemed beneficially owned by the Plan Committee, of which Scott D. Beamer, Gregory Servatius and F. Quinn Stepan, Jr. are members and employees of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans under the terms of a Trust Agreement effective December 1, 2011, with Bank of America, N.A. (“Bank of America”). Bank of America expressly disclaims any beneficial ownership in the securities of this plan.

(5)

Includes (a) 192,012 shares that F. Quinn Stepan, Jr. has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, (b) 10,296 shares of Common Stock allocated to F. Quinn Stepan, Jr. under the Employee Stock Ownership Plan II (“ESOP II”), and (c) 95,081 shares credited to F. Quinn Stepan, Jr.’s stock account under the Management Incentive Plan (As Amended and Restated Effective January 1, 2010), (the “Management Incentive Plan”). Amounts credited to an employee’s stock account will be paid to the employee at the time of separation of service from the Company as the employee has elected under the provisions of the Management Incentive Plan.

(6)	Includes 7,979 shares credited to the Director’s account pursuant to the Company’s incentive compensation plans.

Family Relationships

F. Quinn Stepan, Jr. is the son of F. Quinn Stepan.

SECURITY OWNERSHIP

Security Ownership of Certain Beneficial Owners

As of February 27, 2015, the following persons were the only persons known to the Company to beneficially own more than five percent of the Company’s Common Stock:

Name and Address	Number of Shares of Common Stock Beneficially Owned	Percentage of Outstanding Shares of Common Stock
BlackRock, Inc. (1)	1,656,828	7.4%
F. Quinn Stepan (2)	1,614,005	7.2%
The Vanguard Group, Inc. (3)	1,382,647	6.2%

(1)

As reported in a Schedule 13G/A filed with the SEC on January 26, 2015, by BlackRock, Inc. (“BlackRock”), a parent holding company, 55 East 52nd Street, New York, New York, 10022. In the Schedule 13G/A, BlackRock reported that, as of December 31, 2014, it had sole voting power as to 1,598,603 shares and sole dispositive power as to 1,656,828 shares.

(2)

Represents number of shares beneficially owned as of February 27, 2015, and includes (a) 49,865 shares of Common Stock allocated to Mr. Stepan under ESOP II, (b) 413,749 shares of Common Stock credited to Mr. Stepan’s stock account under the Management Incentive Plan, (c) 244,338 shares of Common Stock pledged as security for two bank loan agreements, and (d) 530,542 shares of Common Stock held by Stepan Venture II, a family-owned limited partnership for which Mr. Stepan is the managing member of the sole general partner, of which 507,408 shares of Common Stock are pledged as security for two bank loan agreements.  The address for Mr. Stepan is c/o Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

(3)

As reported in a Schedule 13G/A filed with the SEC on February 11, 2015, by The Vanguard Group, Inc. (“Vanguard”), an investment adviser, 100 Vanguard Boulevard, Malvern, Pennsylvania, 19355. In the Schedule 13G/A, Vanguard reported that, as of December 31, 2014, it had sole voting power as to 24,215 shares, sole dispositive power as to 1,359,932 shares, and shared dispositive power as to 22,715 shares.

Security Ownership of Management

The following table sets forth, as of the close of business on February 27, 2015, the security ownership of each Executive Officer listed in the Summary Compensation Table in this proxy statement, each Director and nominee for Director, and all Directors and Executive Officers as a group:

Name	Number and Percent of Shares of Common Stock Beneficially Owned (1)

Scott D. Beamer	503,536	(2)	2.3%
Scott R. Behrens	16,970	(3)	*
Scott C. Mason	37,243	(4)	*
John V. Venegoni	27,359	(5)	*
F. Quinn Stepan	1,614,005	(6)	7.2%
F. Quinn Stepan, Jr.	1,334,714	(7)	6.0%
Michael R. Boyce	8,760	(8)	*
Randall S. Dearth	5,019	(9)	*
Joaquin Delgado	4,688		*
Gregory E. Lawton	20,757	(10)	*
Edward J. Wehmer	19,779	(11)	*
All Directors and Executive Officers (12)	3,261,841		14.6%

* Less than one percent of outstanding shares of Common Stock.

(1)

Number of shares for each Director, nominee for Director, and Executive Officer (and all Directors and Executive Officers as a group) includes (a) shares of Common Stock owned by the spouse of each Director, nominee for Director, or Executive Officer, and shares held by each Director, nominee for Director, or Executive Officer, or such person’s spouse as trustee or custodian for the benefit of children and family members if such trustee or custodian has voting or investment power, (b) shares of Common Stock that may be acquired within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, and (c) shares pledged as security by such Director, nominee for Director, or Executive Officer, or such person’s family members.

(2)

Includes (a) 163 shares of Common Stock allocated to Scott D. Beamer under ESOP II, and (b) 498,941 shares in the Company’s qualified plans and deemed beneficially owned by the Plan Committee, of which Scott D. Beamer, Gregory Servatius and F. Quinn Stepan, Jr. are members and employees of the Company. The Plan Committee selects the investment manager of the Stepan Company Trust for Qualified Plans under the terms of a Trust Agreement effective December 1, 2011, with Bank of America. Bank of America expressly disclaims any beneficial ownership in the securities of this plan.

(3)

Includes (a) 2,986 shares of Common Stock allocated to Scott R. Behrens under ESOP II, (b) 2,075 shares that Scott R. Behrens has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans, and (c) 8,432 shares credited to Scott R. Behrens’s stock account under the Management Incentive Plan.

(4)

Includes (a) 719 shares of Common Stock allocated to Scott C. Mason under ESOP II, and (b) 20,622 shares that Scott C. Mason has the right to acquire within 60 days through the exercise of stock options granted pursuant to the Company’s incentive compensation plans.

(5)	Includes (a) 121 shares of Common Stock allocated to John V. Venegoni under ESOP II, and (b) 27,238 shares credited to John V. Venegoni’s stock account under the Management Incentive Plan.
(6)	See Note (3) to table under Directors Whose Terms Continue.
(7)	See Notes (4) and (5) to table under Directors Whose Terms Continue.
(8)	See Note (2) to table under Directors Whose Terms Continue.
(9)	See Note (2) to table under Nominees for Director.
(10)	See Note (3) to table under Nominees for Director.
(11)	See Note (6) to table under Directors Whose Terms Continue.
(12)

As of February 27, 2015, Company-employed Directors and Executive Officers as a group had the right to acquire 272,676 shares of Common Stock under stock options exercisable within 60 days, 82,880 shares of Common Stock allocated to them under ESOP II, and 550,962 shares of Common Stock credited to their stock accounts under the Management Incentive Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2014, about the Company’s securities that may be issued under the Company’s existing equity compensation plans, all of which have been approved by the stockholders:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

	(a)	(b)	(c)

Equity compensation plans approved by security holders	480,736	$34.35	2,246,178(1)
Equity compensation plans not approved by security holders	—	—	—
Total	480,736	$34.35	2,246,178

(1)	Under the Company’s existing equity compensation plans, shares may be issued in the form of performance stock awards as awarded by the Compensation and Development Committee of the Board of Directors.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 and the rules thereunder require the Company’s Executive Officers and Directors, and persons who own more than 10 percent of the Common Stock, to file reports of beneficial ownership and changes in beneficial ownership of Common Stock with the SEC. Based solely upon a review of such reports filed with the SEC and written representations from certain reporting persons, the Company believes that all such required reports have been timely filed.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Policies and Procedures for Approving Related Person Transactions

The Company adopted a written policy entitled “Stepan Company Related Party Transactions Policy and Procedures” which was initially approved by the Audit Committee of the Board of Directors in February 2007, and has been annually reviewed by the Audit Committee at each subsequent February meeting and last amended in February 2014 (“Related Party Transactions Policy”). This policy applies to transactions (“Related Party Transactions”) involving the Company and a Related Party, which is defined as a person or entity who is a Company executive officer, Director, or nominee for election as a Director, or a beneficial owner of 5% or more of the Company’s stock, or an immediate family member of these persons. The Related Party Transactions Policy states that the Company will enter into or ratify Related Party Transactions only when the Board of Directors, acting through the Audit Committee or as otherwise set forth in the Related Party Transactions Policy, approves the Related Party Transaction after determining that it is in, or is not inconsistent with, the best interests of the Company and its stockholders. The Audit Committee will review the material facts of all Related Party Transactions pursuant to the Related Party Transactions Policy, as discussed below, in order to make such determination and to decide whether to approve or disapprove such Related Party Transaction. No Director may participate in any discussion involving the approval of a Related Party Transaction for which he or she is a Related Party, except that the Director must provide any material information concerning the Related Party Transaction requested by the Audit Committee.

As set forth in the Related Party Transactions Policy, the Audit Committee has reviewed and approved certain types of Related Party Transactions and determined that the following types of Related Party Transactions will be generally deemed to be pre-approved under the terms of the Related Party Transactions Policy without further review by the Audit Committee: employment of executive officers; director compensation/reimbursement; transactions where all employees or stockholders receive proportional benefits; transactions with another company at which a Related Party’s only relationship is as an employee (other than as an executive officer) or director of that company or beneficial owner of less than 10% of that company’s shares, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that company’s total annual revenues; and certain Company contributions to charitable or non-profit organizations if the Related Party’s only relationship is as an employee (other than as an executive officer) or a director or acting in a similar capacity at that organization, if the aggregate amount involved does not exceed the greater of $1 million or 2% of that organization’s total annual receipts. In addition, the Board of Directors has delegated to the Audit Committee Chairman the authority to approve or ratify any Related Party Transaction with a Related Party in which the aggregate amount involved is expected to be less than $120,000. All other Related Party Transactions must be approved by the Audit Committee pursuant to the procedures discussed below.

At each calendar year’s first regularly scheduled Audit Committee meeting, the Company’s management submits for the Audit Committee’s consideration any proposed Related Party Transaction during that calendar year, including the proposed aggregate value of such transaction, as applicable. After the first calendar year meeting, any additional proposed Related Party Transactions must be submitted to the Audit Committee for approval. If the Audit Committee determines that a proposed transaction exceeds $120,000 and is a Related Party Transaction that requires review and approval by the Audit Committee, the proposed Related Party Transaction and relevant factors are reviewed by the Audit Committee. Relevant factors considered by the Audit Committee in its evaluation of a Related Party Transaction include the Related Party’s relationship to the Company and the Related Party’s interest in the transaction; the material facts of the proposed Related Party Transaction, including the proposed aggregate value of the transaction; the benefits to the Company of the proposed Related Party Transaction; if applicable, the availability of other sources of comparable products or services; and an assessment of whether the terms of the proposed Related Party Transaction are comparable to the terms available to an unrelated third party or to employees generally, as applicable. For ongoing transactions, the Audit Committee takes into consideration the Company’s contractual obligations under the transactions and, based on all available relevant facts and circumstances, determines if the Related Party Transaction remains in the best interests of the Company and its stockholders. After review, the Audit Committee approves or disapproves such transactions and at each subsequently scheduled meeting, the Company updates the Audit Committee as to any material change to those transactions.

In the event the Company’s Chief Executive Officer, Chief Financial Officer or General Counsel becomes aware of a Related Party Transaction that has not been previously approved or ratified pursuant to the Related Party Transactions Policy pursuant to the above procedures, if the transaction is pending, it is submitted to the Audit Committee promptly for its review based on the factors above. Based on its conclusions, the Audit Committee evaluates all options, including ratification, amendment or termination of the Related Party Transaction. If the transaction is ongoing or has been completed, the Audit Committee evaluates the transaction, taking into account the same factors described above, to determine if rescission of the transaction is appropriate and requests that the General Counsel evaluate the Company’s controls and procedures to determine why the transaction was not submitted to the Audit Committee for prior approval pursuant to the Related Party Transactions Policy and whether any changes to these procedures are recommended.

Transactions with Related Persons, Promoters and Certain Control Persons

Mr. Richard Stepan (son of F. Quinn Stepan and brother of F. Quinn Stepan, Jr.) is a current Company employee at the Company’s Northfield, Illinois offices. Mr. Richard Stepan is neither a Company officer nor a Director or nominee for Director. As an employee of the Company, Mr. Richard Stepan receives a base salary, short-term and long-term incentive compensation as appropriate for his position, and other regular and customary employee benefits generally available to all Company employees. With respect to fiscal 2014, Mr. Richard Stepan was paid a base salary of $156,195 and participated in other regular and customary employee benefit programs generally available to all Company employees. In addition, pursuant to the Stepan Company 2011 Incentive Compensation Plan, a $55,000 long-term incentive award of stock options, stock appreciation rights and performance shares was granted to Mr. Richard Stepan in February 2015. Pursuant to the Company’s Related Party Transactions Policy, the Audit Committee has reviewed this transaction and has determined that it is in the best interests of the Company and its stockholders to permit the Company to continue to employ Mr. Richard Stepan. Accordingly, the Audit Committee has approved this transaction under the Related Party Transactions Policy pursuant to the procedures described above.

Mr. John V. Venegoni is a former executive officer of the Company who retired from the Company in September 2014. On September 5, 2014, Mr. Venegoni and the Company entered into a Consulting Agreement wherein Mr. Venegoni agreed to provide certain consulting services on special projects for the Company. The Consulting Agreement provides that Mr. Venegoni will be paid a base fee of $60,000 for the consulting services and an additional success fee of up to $60,000 if certain strategic objectives are achieved. Mr. Venegoni is also entitled to reimbursement of reasonable out-of-pocket expenses incurred by him in connection with providing the consulting services. The Company did not pay any fees to Mr. Venegoni during fiscal 2014. As of February 2015, the Company has paid Mr. Venegoni $70,000 for his consulting services. Pursuant to the Company’s Related Party Transactions Policy, the Audit Committee has reviewed this transaction and has determined that it is in the best interests of the Company and its stockholders to permit the Company to continue to retain Mr. Venegoni as provided in the Consulting Agreement. Accordingly, the Audit Committee has approved this transaction under the Related Party Transactions Policy pursuant to the procedures described above.

Mr. Robert J. Wood is a former executive officer of the Company who retired from the Company in April 2014. Mr. Wood is a managing member of J6 Polymers, LLC which is a business wholly-owned and operated by members of Mr. Wood’s immediate family. On January 20, 2015, the Company completed the sale of certain assets of its specialty polyurethane systems business to J6 Polymers, LLC for approximately $3.2 million. The sale to J6 Polymers, LLC was for cash and included inventory as well as customer and supplier lists, formulations, manufacturing procedures and all other intellectual property associated with the manufacturing and selling of the products sold. Prior to the sale, these products were produced by the Company and third-party toll manufacturers on the Company’s behalf. The products manufactured by the Company will continue to be produced for J6 Polymers, LLC during a transition period. Pursuant to the Company’s Related Party Transactions Policy, the Audit Committee has reviewed this transaction and has determined that it is in the best interests of the Company and its stockholders to permit the Company to enter into this transaction with J6 Polymers, LLC. Accordingly, the Audit Committee has approved this transaction under the Related Party Transactions Policy pursuant to the procedures described above.

Corporate Governance Principles and Board Matters

Corporate Governance Guidelines and Code of Conduct

The Company is committed to having sound corporate governance principles and has adopted Corporate Governance Guidelines and a Code of Conduct to maintain those principles. The Company’s Code of Conduct applies to all of the Company’s officers, directors and employees, including the Company’s Chief Executive Officer and Chief Financial Officer. The Company’s Corporate Governance Guidelines and Code of Conduct are available at http://www.stepan.com, under “Investor Relations – Corporate Governance.” Stockholders may also request a free printed copy of the Company’s Corporate Governance Guidelines and Code of Conduct by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

Board Committees

The Board of Directors has a standing Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee. All three committees are composed entirely of independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.”

●	Audit Committee

The Audit Committee held eight meetings in 2014. The responsibilities of the Audit Committee include annual selection and engagement of the Company’s independent registered public accounting firm, meeting with the Company’s independent registered public accounting firm before the year-end audit to review the proposed fees and scope of work of the audit, meeting with the Company’s independent registered public accounting firm at the completion of the year-end audit to review the results of the audits of the Company’s financial statements and internal control over financial reporting, meeting with the Company’s independent registered public accounting firm prior to the Company’s filing of each quarterly report on Form 10-Q and the annual report on Form 10-K, review of the independent registered public accounting firm’s communication setting forth findings and suggestions regarding internal controls, financial policies and procedures and management’s response to that communication, review of the internal audit program of the Company, review of unusual or significant financial transactions, review and approval or disapproval of Related Party Transactions pursuant to the Company’s Related Party Transactions Policy, and preparation of an Audit Committee report as required by the SEC to be included in this proxy statement.

The members of the Audit Committee in 2014 were Messrs. Boyce, Dearth, Delgado, Lawton and Wehmer (Chairman), all of whom are independent directors in accordance with the rules of the New York Stock Exchange and the SEC and as described below under “Director Independence.” The Board of Directors has determined that Mr. Wehmer is qualified as an Audit Committee financial expert within the meaning of SEC regulations. In addition, the Board of Directors has determined that Mr. Wehmer has accounting and related financial management expertise within the meaning of the rules of the New York Stock Exchange. None of the Audit Committee members serve on the audit committee of more than two public companies.

The report of the Audit Committee is included in this proxy statement. The charter of the Audit Committee is available at http://www.stepan.com, under “Investor Relations – Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

●	Compensation and Development Committee

The Compensation and Development Committee held four meetings in 2014. The responsibilities of the Compensation and Development Committee include reviewing and, if appropriate, adjusting the salaries of the executive officers of the Company annually, approving all management incentive awards, approving proposed grants of stock awards, providing advice to the Company regarding executive development and succession planning, approving the Company’s Compensation Discussion and Analysis, and preparing the Compensation and Development Committee Report as required by the SEC to be included in this proxy statement.

The members of the Compensation and Development Committee in 2014 were Messrs. Boyce, Dearth, Delgado, Lawton (Chairman) and Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.” Both the Compensation Discussion and Analysis and the Compensation and Development Committee Report are included in this proxy statement. The charter of the Compensation and Development Committee is available at http://www.stepan.com, under “Investor Relations – Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

●	Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee held three meetings in 2014. The responsibilities of the Nominating and Corporate Governance Committee include assisting the Board of Directors by identifying individuals qualified to become board members and recommending to the Board of Directors the Director nominees for election to the Board of Directors, developing and recommending to the Board of Directors the guidelines for corporate governance applicable to the Company, leading the Board of Directors in its annual review of the Board of Directors’ performance, and recommending the members for each Board committee.

The members of the Nominating and Corporate Governance Committee in 2014 were Messrs. Boyce (Chairman), Dearth, Delgado, Lawton and Wehmer, all of whom are independent directors in accordance with the rules of the New York Stock Exchange and as described below under “Director Independence.” The charter of the Nominating and Corporate Governance Committee is available at http://www.stepan.com, under “Investor Relations – Corporate Governance.” Stockholders may also request a free printed copy of the charter by contacting the Company’s Secretary at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093.

The Nominating and Corporate Governance Committee annually reports an assessment of the Board of Directors’ performance to the Board of Directors. The Chairman of the Nominating and Corporate Governance Committee initially discusses the assessment with the Chairman, and if desired by any Director, the assessments are also discussed at Executive Sessions of the non-management Directors. This assessment evaluates the Board of Directors’ contribution to the Company in its entirety and reviews areas in which the Board of Directors and/or management believe a stronger contribution could be made. The Nominating and Corporate Governance Committee is responsible for evaluating the performance of current members of the Board of Directors at the time they are considered for re-nomination to the Board of Directors.

Board Meetings and Attendance

During 2014, there were five regular meetings of the Board of Directors. During 2014, all of the Directors attended greater than 75 percent of the total number of meetings of the Board of Directors and the meetings of committees of the Board of Directors of which each Director was a member. While all Directors are encouraged to attend, the Company does not have a formal policy requiring attendance at the Company’s Annual Meeting of Stockholders. All Directors attended the 2014 Annual Meeting of Stockholders and are currently expected to attend the 2015 Annual Meeting of Stockholders.

Director Nomination Process

It is the policy of the Nominating and Corporate Governance Committee to consider candidates recommended by stockholders for membership on the Board of Directors. In evaluating such recommendations, the Nominating and Corporate Governance Committee seeks to achieve a balance of knowledge, experience and capability on the Board of Directors to address the membership criteria. Any stockholder recommendations proposed for consideration by the Nominating and Corporate Governance Committee must comply with the requirements set forth in the Company’s By-laws. Among other things, a stockholder must give written notice containing the information required by the Company’s By-laws to the Secretary of the Company at Stepan Company, Secretary’s Office, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The deadline to submit a director recommendation for the 2016 Annual Meeting of Stockholders is set forth in the “2016 Stockholder Proposals” section below. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

The Corporate Governance Guidelines contain the Board of Directors’ membership criteria that apply to nominees recommended by the Nominating and Corporate Governance Committee for a position on the Board of Directors. Under these criteria, members of the Board of Directors should possess qualities that include strength of character, an inquiring and independent mind, practical wisdom and mature judgment. In addition to these qualities, Director nominees should also possess recognized achievement, an ability to contribute to some aspect of the Company’s business, and the willingness to make the commitment of time and effort required of a Director. The Nominating and Corporate Governance Committee’s process for identifying and evaluating Director nominees includes recommendations by stockholders, non-management Directors and executive officers, a review and background check of specific candidates, an assessment of the candidate’s independence under the director independence standards described below, and interviews of Director candidates by the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee’s evaluation of a nominee recommended by a stockholder would consider the general criteria and required information previously described in this section, and any other factors the Nominating and Corporate Governance Committee deems relevant.

Messrs. Dearth and Lawton are current Directors who were previously elected by the stockholders. The terms for Messrs. Dearth and Lawton expire in 2015. The nominations of Messrs. Dearth and Lawton to stand for election for a three-year term at the 2015 Annual Meeting of Stockholders have each been reviewed and approved by the Nominating and Corporate Governance Committee and the Board of Directors.

Board Diversity

The Board of Directors does not have a formal policy with respect to diversity. However, in identifying Director nominees, the Nominating and Corporate Governance Committee and the Board of Directors consider a broad definition of diversity, including but not limited to, diversity of professional experience, education and skills. For example, the Nominating and Corporate Governance Committee and the Board of Directors have considered operational experience, international experience, technical experience, financial experience, and experience related to the Company’s current product lines and industries. If the Nominating and Corporate Governance Committee utilizes an outside search firm to identify Director nominees, it instructs the search firm to consider broadly-defined diversity in identifying potential nominees.

Director Independence

For purposes of determining director independence, the Company has adopted the following standards in compliance with the New York Stock Exchange director independence standards as currently in effect. No Director qualifies as “independent” unless the Board of Directors affirmatively determines that the Director has no material relationship with the Company or any of its subsidiaries (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company or any of its subsidiaries). In addition, a Director is not independent if:

●	The Director is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;
●

The Director, or an immediate family member, has received, during any 12-month period within the last three years, more than $120,000 in direct compensation from the Company, other than Director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

●

(A) The Director is a current partner or employee of a firm that is the Company’s internal auditor or independent registered public accounting firm; (B) the Director has an immediate family member who is a current partner of such a firm; (C) the Director has an immediate family member who is a current employee of such a firm and personally works on the Company’s audit; or (D) the Director or an immediate family member was within the last three years a partner or employee of such a firm and personally worked on the Company’s audit within that time;

●

The Director or an immediate family member is, or has been within the last three years, employed as an executive officer of another company where any of the Company’s present executive officers at the same time serves or served on that company’s compensation committee; or

●

The Director is a current employee, or an immediate family member is a current executive officer, of a company that has made payments to, or received payments from, the Company for property or services in an amount which, in any of the last three fiscal years, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues.

Under the New York Stock Exchange rules and the Company’s Corporate Governance Guidelines, at least a majority of the Company’s Directors and each member of the Audit Committee, Compensation and Development Committee, and Nominating and Corporate Governance Committee must meet the independence standards set forth above. The Board of Directors has determined that each of Messrs. Michael R. Boyce, Randall S. Dearth, Joaquin Delgado, Gregory E. Lawton and Edward J. Wehmer has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company) and is independent under the standards set forth above. In addition, the Board of Directors has determined that each member of the Audit Committee and each member of the Compensation and Development Committee meets the additional independence standards and financial literacy requirements required for audit committee members and compensation committee members, as applicable, established by SEC rules and regulations and the New York Stock Exchange rules.

Mr. F. Quinn Stepan and Mr. F. Quinn Stepan, Jr. are not deemed independent under the rules of the New York Stock Exchange since Mr. F. Quinn Stepan has served as the Chairman of the Company since November 1984 and Mr. F. Quinn Stepan, Jr. has served as the President and Chief Executive Officer of the Company since January 2006.

Board Leadership Structure

The Board of Directors regularly reviews its leadership structure in light of the Company’s then current needs, trends, internal assessments of Board effectiveness, and other factors. The Board of Directors does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board as the Board believes it is in the best interests of the Company to make that determination based on the position and direction of the Company and the membership of the Board. At this time, the Company separates the Chief Executive Officer and Chairman positions. The Company’s Chief Executive Officer is responsible for the Company’s day-to-day operations and strategic planning. In addition to chairing the Board of Directors, the Chairman provides strategic advice based on his extensive industry experience and knowledge of the Company’s operations. The Board of Directors believes that it benefits from the Chairman’s experience and expertise in the Company’s industry and business, as well as the Chief Executive Officer’s understanding of the Company’s ongoing operations.

While the Board of Directors does not have a Lead Director, the independent directors regularly meet in Executive Sessions without the Chairman, the Chief Executive Officer or management present in accordance with the Company’s Corporate Governance Guidelines.

Director Qualifications

All Directors and nominees for Director possess strong executive leadership experience based on their individual experience from their positions as executives of various corporations. Certain individual qualifications and skills of each Director and nominee for Director that were considered in determining that such individual should serve as a member of the Board of Directors are as follows:

●

Mr. F. Quinn Stepan: Mr. Stepan has served as Chairman of the Company since 1984. In his over 50-year career with the Company, Mr. Stepan has held numerous positions, including Chief Executive Officer. In addition, Mr. Stepan is a director of Fermi Research Alliance, LLC, a joint partnership of the University of Chicago and the Universities Research Association. Mr. Stepan’s experience as the Company’s former Chief Executive Officer provides the Board of Directors with extensive knowledge of the Company’s history and its operations and strategy.

●

Mr. F. Quinn Stepan, Jr.: Mr. Stepan, Jr. serves as the President and Chief Executive Officer of the Company, a position he has held since 2006. In his 30-year career with the Company, Mr. Stepan, Jr. has served in a number of positions of increasing responsibility and in a variety of functions within the Company’s operations. Mr. Stepan, Jr.’s day-to-day strategic leadership provides the Board of Directors with extensive knowledge of the Company’s operations.

●

Mr. Michael R. Boyce: Mr. Boyce is the Chairman and Chief Executive Officer of PQ Corporation, a global specialty chemical and catalyst company. Mr. Boyce is also the Chairman and Chief Executive Officer of Peak Investments, an operating and acquisition company, and the Executive Chairman of Eco Services Operations LLC, an environmental and recycling company. Mr. Boyce also serves as a director for PQ Corporation, AAR Corp and Eco Services Operations LLC. Mr. Boyce provides the Board of Directors with global executive leadership in the chemical industry as well as expertise in strategic business matters.

●

Mr. Randall S. Dearth: Mr. Dearth is the Chairman, President and Chief Executive Officer of Calgon Carbon Corporation, a global manufacturer of activated carbon and innovative treatment systems. Mr. Dearth also serves as a director for Calgon Carbon. Prior to Calgon Carbon, Mr. Dearth served as the President and Chief Executive Officer of LANXESS Corporation, a global chemicals manufacturer. Mr. Dearth provides the Board of Directors with global executive leadership in the chemical industry and a global perspective on European leadership, strategy and business conditions.

●

Dr. Joaquin Delgado: Dr. Delgado is the Executive Vice President, Health Care Business Group of 3M Company, a global diversified technology company. Dr. Delgado has also held other executive leadership positions at 3M. Dr. Delgado provides the Board of Directors with expertise in innovation and current global business and operational experience.

●

Mr. Gregory E. Lawton: Mr. Lawton is the former President and Chief Executive Officer of JohnsonDiversey, a leading global provider of cleaning and hygiene solutions to the institutional and industrial marketplace. Mr. Lawton previously held various leadership roles at other companies and also serves as a director for General Cable and American Trim. Mr. Lawton provides the Board of Directors with global expertise and executive leadership from the consumer products industry, and extensive experience with employee development.

●

Mr. Edward J. Wehmer: Mr. Wehmer is the President and Chief Executive Officer of Wintrust Financial Corporation, a financial services company. Mr. Wehmer is also a Certified Public Accountant and serves as a director for Wintrust Financial Corporation. Mr. Wehmer provides the Board of Directors with expertise in strategic, financial, banking and accounting matters. Mr. Wehmer also has extensive experience with acquisitions.

Risk Management

The Board of Directors takes an active role in overseeing the Company’s financial and non-financial risks. The Audit Committee, which is chaired by Mr. Wehmer, an Audit Committee financial expert, takes a lead role in overseeing Company risks. The Audit Committee receives reports from the Company’s Director of Internal Audit, the Chief Financial Officer, and the General Counsel, all of whom are responsible for various aspects of the Company’s risk management. The Director of Internal Audit reports directly to the Audit Committee. The Audit Committee meets with the Company’s external auditors, separately from management.

The Compensation and Development Committee, which is chaired by Mr. Lawton, takes the lead role in overseeing the management of risks as they relate to the Company’s compensation policies and practices. For 2014, the Compensation and

Development Committee reviewed these compensation policies and practices and did not identify any risks that are reasonably likely to have a material adverse effect on the Company.

Executive Sessions

Executive Sessions of non-management Directors are held at least two times per year. At least one of the Executive Sessions each year is limited to the Company’s independent Directors. Executive Sessions are generally held by the independent Directors after every regular Board of Directors meeting and after most Board committee meetings. The Executive Sessions after all regular Board of Directors meetings are scheduled and chaired by the Chairman of the Nominating and Corporate Governance Committee. Any non-management Director can request that additional Executive Sessions be scheduled. In 2014, four Executive Sessions without management were held by the independent Directors and chaired by Mr. Boyce. In addition, Executive Sessions were also held after most Board committee meetings during 2014 and were chaired by the respective chairman of the Board committee.

Communication with the Board

A stockholder may communicate with the Board of Directors by writing c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. Mail addressed to a specific Director or Board committee will be delivered to that Director or Board committee. The Secretary delivers all correspondence without first screening the correspondence.

Compensation Committee Interlocks and Insider Participation

None.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Summary of Executive Compensation in 2014

In 2014, the Company and the Compensation and Development Committee of the Board of Directors (defined within this Compensation Discussion and Analysis section as the “Committee”) applied the compensation policies and principles described in this Compensation Discussion and Analysis in determining compensation for the individuals named in the Summary Compensation Table. Those individuals are referred to herein as the named executive officers (“NEOs”). Specifically:

●	Base salary was surveyed and determined to be consistent with similar positions in similar industries.
●	Incentive pay was directly connected to Company and individual performance.
●	All NEOs were in compliance with the Company’s stock ownership requirements.
●

In most cases, the types of compensation and benefits provided to the NEOs by the Company are the same as those provided to the Company’s other executives. The limited amount of benefits and perquisites offered to the NEOs is common to many companies and was reasonable in both nature and amount. The Company believes it needed to offer the level of 2014 executive compensation, benefits and perquisites as part of its total reward components to attract, motivate and retain talented executives in a competitive staffing environment. After considering all components of the total compensation paid to the NEOs in 2014, the Committee has determined that the 2014 NEO compensation was competitive and reasonable.

●

In 2014, for the fourth consecutive year, the Company’s advisory Say-on-Pay vote was supported by the stockholders with the approval of approximately 90% of those stockholders present at the annual meeting of stockholders in person or by proxy. The Company and the Committee will continue to review and consider the results of the Say-on-Pay vote and value stockholder input on the Company’s compensation program and philosophy.

Executive Compensation Best Practices the Company Follows

What We Do

●	Pay for Performance – the targeted mix of all NEOs and executive officers is 60% of annual total compensation as variable and at risk each year based on Company and individual performance.
●

Align all NEOs’ and Executive Officers’ Total Compensation Mix with Stockholders’ Interests – the mix of 60% variable pay and 40% guaranteed pay (through the base salary component) and the mix of 20% short-term incentive target versus 40% long-term incentive target ensures that the Company executives’ interests are aligned with the stockholders’ interests.

●

Require Significant Ownership of Company Stock by all NEOs and Executive Officers – the Company requires the Chairman and the Chief Executive Officer to own at least five times their respective base salary in Company stock and all other executive officers to own at least two times their respective base salary in Company stock which ensures a long-term view of Company performance as aligned with Company stockholders.

●

Limit Incentive Awards – short-term incentive award payouts are limited to a maximum of 150% of annual base salary (200% beginning in 2015 if approved by the stockholders) for all NEOs and executive officers, and long-term performance share payouts are limited to a maximum of 200%; in both cases, with the maximum payout only achieved with very significant positive results.

●

Limit Executive Perquisites – NEOs and executive officers are eligible for the same benefits as all other full-time employees of the Company, including health/dental/vision insurance, disability benefits, time-off benefits and retirement benefits. Other perquisites are primarily limited to a Company-leased vehicle provided to each NEO and executive officer, and opportunities to use two Company-owned properties for personal use.

●

Mitigate Risk in Executive Compensation – the Committee annually reviews and ensures that executive compensation plan design, policies and practices do not create excessive or undue risks which would have an adverse effect on the Company.

What We Don’t Do

●	Grant stock options or stock appreciation rights with an exercise price less than the fair market value of the Company’s Common Stock on the day of the grant.
●	Amend or reduce any grant price without stockholder approval.

●	Provide individual employment contracts or change-in-control agreements.
●	Pay any benefits to NEOs or executive officers upon a change-in-control.

Significant Executive Compensation Developments

The Company’s significant executive compensation developments are as follows:

(1) No NEO or executive officer will receive a short-term annual incentive bonus based upon 2014 Corporate Financial Performance Results. 2014 Corporate Net Income did not reach the level of $60 million, which was the minimum required amount for annual bonuses to be paid to any executive officer, including all NEOs.

(2) For the first time, the Committee engaged an external executive compensation consultant, Exequity LLC (“Exequity”), in the third quarter of 2014. The role of this compensation consultant is described in the “Role of the Compensation Consultant” section below.

(3) The Company is requesting stockholder approval of the Management Incentive Plan (As Amended and Restated Effective January 1, 2015).  It is a requirement under Section 162(m) of the Internal Revenue Code of 1986, as amended (“Code”) to request stockholder approval of Company management incentive plans at least every five years in order to provide the Company with the ability to potentially preserve the tax deductibility of annual cash incentive awards paid to eligible executive officers.  In addition, stockholder approval of this plan allows stockholders the opportunity to review the details of the plan and its design. This is necessary in order for stockholders to confirm that the plan is competitive and that it provides an appropriate award level for NEOs and executive officers based upon achievement of outstanding Company results which will benefit all stockholders.

(4) Some changes have been made to the short-term incentive/annual incentive bonus plan for NEOs and executive officers beginning in 2015. Return on Invested Capital (“ROIC”) is being removed as a short-term Corporate financial performance objective since it is more aligned with measuring long-term results. Corporate Financial Performance Results will be measured by Corporate Net Income (with a 90% weighting) and Free Cash Flow (with a 10% weighting). This measurement places an appropriate weighting on Corporate Net Income as the primary driver of Company performance. In addition, subject to stockholder approval of the Stepan Company Management Incentive Plan (As Amended and Restated Effective January 1, 2015), NEOs and executive officers will now be eligible to receive 200% of their earned bonus amount for results based on calendar year 2015 if the Company exceeds the maximum Corporate Net Income goal.

(5) Changes have also been made to the long-term incentive plan beginning with the 2015 grants. Any grants of stock appreciation rights (“SARs”) will be in the form of stock-settled SARs instead of cash-settled SARs. This change will potentially decrease the volatility of expense often associated with grants of cash-settled SARs. Performance share grants will continue to be measured over a three-year time period, however, awards will be linked to one-year Corporate Net Income targets that are adjusted, up or down, depending on ROIC results at the end of each three-year cycle. The Company believes these changes allow the primary focus to be on significant earnings growth while ensuring that key, long-term components of ROIC, such as exceeding the cost of capital, are also a priority.

(6) Two of the 2013 NEOs retired from the Company during 2014.  Mr. Robert J. Wood, Vice President and General Manager - Polymers, retired in April 2014 and Mr. John V. Venegoni, Vice President and General Manager - Surfactants, retired in September 2014.  Both of these NEOs were replaced by other long-tenured Company employees.

Compensation Philosophy

The basic premise of the Company’s executive compensation philosophy is to pay for performance. The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for all employees. Compensation levels commensurate with Company performance align the interests of our employees with the interests of our stockholders.

The Company’s guiding philosophy in setting executive compensation is that the compensation of executive officers should reflect the scope of their job responsibilities and level of individual and corporate performance achieved. Executive compensation should be competitive internally, as well as externally, to like or comparable positions based on job descriptions and responsibilities at similarly sized companies within the Company’s industries and other appropriate related industry benchmarks or survey information. The Company’s compensation philosophy is reviewed at least annually by the Committee.

The effectiveness of the executive compensation program is primarily measured by Company performance, stock price appreciation, the ability of the Company to attract and retain executive officers, and comparison against other relevant, external benchmarks as needed.

The Committee generally does not consider the impact of previously awarded compensation in determining current executive total compensation. The Committee does, however, use both aggregate general industry survey data as well as a chemical industry peer group to benchmark executive compensation annually as described below under “Compensation Survey Data and Peer Group Data.” Except for the limits regarding incentive compensation as described below, the Committee does not use specific policies to allocate between cash and non-cash compensation or between short-term and long-term compensation.

Compensation Objectives

The overall objectives of the Company’s compensation programs are as follows:

●	motivate employees to achieve and maintain a high level of performance, and drive results that will help the Company achieve its goals;
●	align the interests of our employees with the interests of our stockholders;
●	provide for levels of compensation that are competitive with the marketplace; and
●	attract and retain employees of outstanding ability.

Role of the Compensation and Development Committee

The Committee is responsible for overseeing the establishment and administration of the Company’s policies, programs and procedures for compensating the Company’s executive management, as further described below. The Committee is also responsible for providing advice to the Company regarding executive development and succession planning. The Committee acts pursuant to a charter, which is available on the Company’s website at http://www.stepan.com, under “Investor Relations – Corporate Governance.”

Role of the Compensation Consultant

The Committee engaged Exequity as its independent compensation consultant beginning in the third quarter of 2014. Exequity provides the Committee with advice on a broad range of executive compensation matters. The scope of Exequity’s services includes, but is not limited to, the following:

●	Provide the Committee with an assessment of the market competitiveness of the Company’s executive compensation.
●	Apprise the Committee of executive compensation-related trends and developments in the marketplace.
●	Inform the Committee of regulatory developments relating to executive compensation practices.
●	Provide assistance on goal-setting, the calibration of levels of pay to various levels of performance, and pay for performance alignment.
●	Benchmark Company executive compensation plan designs and practices against the marketplace.
●	Recommend changes to the executive compensation program to maintain competitiveness and ensure consistency with business strategies, good governance practices and alignment with stockholder interests.

The Committee has assessed the independence of Exequity pursuant to SEC rules and concluded that no conflict of interest exists that would prevent Exequity from independently representing the Committee. Exequity reports directly to the Committee. The aggregate fees paid by the Committee for all services provided by Exequity did not exceed $120,000 for the year ended December 31, 2014. The Company does not engage Exequity for any consulting work.

Role of Executives in Establishing Compensation

The Committee determines the compensation of the Chairman and the Chief Executive Officer. The Chief Executive Officer and the Vice President – Human Resources make recommendations to the Committee regarding compensation for all other executive officers, including the NEOs other than the Chairman and the Chief Executive Officer. The Committee then reviews these recommendations and approves the final compensation for these individuals. All recommendations made to the Committee and all determinations made by the Committee are based upon the Company’s policies and guidelines and other relevant factors outlined in the “Compensation Survey Data and Peer Group Data” and “Elements of Compensation” sections below.

The advisory vote in 2014 was the fourth consecutive year that the Company’s Say-on-Pay vote was supported by the stockholders with the approval of approximately 90% of those stockholders present at the annual meeting of stockholders in person or by proxy. The Committee acknowledges and values the feedback from the Company’s stockholders on the annual Say-on-Pay vote and believes that these results demonstrate stockholder support of the Company’s overall executive compensation approach, which is primarily designed as performance-based and aligned with stockholders’ interests. As a result of the strong stockholder support for the 2014 Say-on-Pay vote, the Committee determined that the Company’s compensation practices and processes did not require any significant modifications to achieve the desired results of the Company’s compensation program or to address stockholder concerns.

The Committee will continue to consider the outcome of these advisory votes when determining future executive compensation arrangements.

Compensation Survey Data and Peer Group Data

On an ongoing basis, the Committee and the Company utilize compensation survey data from a global compensation consultant, Mercer LLC (“Mercer”), when making base compensation decisions for Company executives. In addition, the Committee and Company also use short-term and long-term incentive survey data and total cash and direct compensation benchmark survey data from Mercer. The aggregate fees paid by the Company for all services provided by Mercer did not exceed $120,000 for the year ended December 31, 2014.

The Company also compares itself to compensation information from a select group of peer companies. The Company reviews both the survey data and peer group information for total compensation, including base salary, short-term incentives and long-term incentives, annually or otherwise periodically, as appropriate and as available. The Mercer survey data is the primary data source with the peer group data serving as a complement to the Mercer data.

The Company subscribes to compensation survey data supplied by Mercer for the purpose of comparing all separate elements of as well as the aggregate amounts for total compensation. For the executive officers, including the NEOs, the Company reviews compensation using the 2014 U.S. Mercer Benchmark Database (MBD) Survey. This survey is comprised of data from 3,080 organizations representing a variety of industries, sizes of companies and geographic areas. The Company utilizes survey data for the position or positions that most closely matches the job description of each NEO or executive officer position, and for the companies that are most closely aligned with characteristics of the Company, including comparable industry, comparable size (revenue and employees) and other measures of comparison as appropriate and available.

The Company also uses a chemical industry peer group of 14 companies (“Peer Group”) as an additional reference point for data regarding total compensation. The companies included in the Peer Group were selected because of their chemical industry affiliation and similarity to the Company in size and/or business. The following companies comprised the Peer Group used in reviewing and considering 2014 total compensation: Albemarle Corporation; A. Schulman, Inc.; Axiall Corporation (formerly Georgia Gulf Corporation); Cabot Corporation; Chemtura Corporation; Cytec Industries Inc.; Ferro Corporation; H.B. Fuller Company; Innospec Inc.; Kraton Performance Polymers, Inc.; NewMarket Corporation; OM Group, Inc.; PolyOne Corporation; and Sensient Technologies Corporation.

The Company performs periodic evaluations of the Peer Group in order to ensure the Company is comparing itself with companies who have a specialty chemicals focus, who are within a reasonable range of Company market capitalization size, who are members of the American Chemistry Council, which identify the Company in their industry peer groups and/or other related factors. Exequity reviewed the Peer Group in 2014 and will continue to monitor it going forward to discuss any recommended peer group updates as necessary with the Committee and Company. The Committee believes the current Peer Group remains an appropriate comparison group.

Based on a review of the Mercer and Peer Group survey data, the Company targets total compensation for executive officers to be in the median range (plus or minus 10% of the 50th percentile) of the survey data. All NEOs’ and executive officers’ total compensation amounts were within or below this median range and were within appropriate and reasonable levels as compared to the survey data considering experience level, time in position, global job grades and both external and internal equity evaluations.

The Company has a long-term target total compensation mix of 40% base salary, 20% short-term incentives and 40% long-term incentives for executive officers’ compensation. This target objective provides an appropriate mix of short-term and long-term rewards and incentives to encourage the necessary focus and motivation to achieve outstanding results on an ongoing basis, both in the short-term and long-term. In addition, the combined focus on both short-term and long-term objectives aligns Company and stockholders’ interests. The allocation of compensation, emphasizing both short-term and long-term goals, is common market practice and appropriate in order to reduce the possibility of any material adverse effect on the Company due to the Company’s compensation policies and practices. Short-term incentives for executive officers are based on individual and Company performance. Long-term incentives for executive officers are based only on Company performance. This mix assumes above average Company performance and can vary considerably if performance is either below average or at a superior level. For 2014, the actual total compensation mix for the NEOs in the Summary Compensation Table was 47.1% base salary, 0% short-term incentives and 52.9% long-term incentives.

The Target Total Compensation Mix pie chart shown above is based on above-average Company performance. The 2014 Actual NEO Total Compensation Mix pie chart reflects underperformance by the Company in 2014 which resulted in no short-term incentive bonus payment which, in turn, skewed the results significantly from the Target Total Compensation Mix.

Elements of Compensation

For the fiscal year ended December 31, 2014, the principal elements of compensation for the executive officers, including the NEOs, were as follows:

Compensation Element / Purpose	Description
Base Salary To attract and retain employees of outstanding abilities	Fixed component of pay based on specific position salary ranges determined by job responsibilities, competitive benchmark data and performance
Short-Term Incentives To drive improved year-over-year financial performance; to motivate, attract and retain employees; and to align their interests directly with Company financial objectives	Variable, annual, at risk component of pay that rewards achievement of pre-determined Company and individual goals
Long-Term Incentives To promote retention of executives, to reward outstanding Company performance, and to encourage a focus on the Company’s long-term financial results	Variable, at risk, equity component of pay for eligible participants that rewards stockholder value creation over the long-term
Retirement Benefits To promote retention and to attract outstanding employees	Fixed percentage (4%) of base salary under a Savings and Investment Retirement Plan for all U.S. employees
Profit Sharing Plan and Employee Stock Ownership Plan To provide employees with a tax deferred retirement savings vehicle directly connected to the Company’s financial results	Variable, annual, at-risk component directly determined by Corporate Net Income achieved
Perquisites To attract and retain superior employees for key positions	Executives and key employees, including the NEOs, are eligible for a limited amount of perquisites which are provided to be market competitive
Other Benefits	NEOs are eligible for the benefit programs that are available to all other salaried employees which provide for basic life, health and security needs

Base Salary

The Company has established salary grades and ranges for all employees, including all of the NEOs. The grades range from 3 to 19. Salary grades reflect the responsibility level of the position, i.e., positions with the greatest level of responsibility have a higher salary grade up to the highest grade which is grade 19. The salary range for each grade is primarily based on survey data to the 50th percentile (median). The salary grade structure enables the Company to ensure pay among executives which is both market competitive and internally equitable. A complete list of salary grades is published annually to all management employees.

Beginning in 2015, in order to better align the Company’s job grade salary structure with Mercer methodology and survey data and to install a system the Company can implement globally, the Company made some changes in its job grade salary structure. The most notable change is that the Company will now use a range of grades from A to S, with S being the highest grade for any position in the Company (i.e., the Chief Executive Officer and the Chairman positions). Following Mercer methodology also has led the Company, in general, to make the grades wider and to have more space between midpoints of grades up through the grade structure. None of these changes result in significant modifications which are beyond updating and upgrading the Company’s prior job grade salary structure. In particular, none of the changes implemented in the base salary system lead to increased base salary for any NEO or executive officer of the Company.

The Committee, taking into consideration the performance of the Company, the Company’s compensation philosophy, the survey data, and the Company’s base salary grades, reviews and determines the Chairman’s and the Chief Executive Officer’s base salaries on an annual basis. The Chief Executive Officer and the Vice President – Human Resources make recommendations to the Committee regarding compensation for all other NEOs. The Committee has the discretion to approve such recommendations or revise the recommended amounts, higher or lower, based upon each specific executive officer’s performance. The Chief Executive Officer’s base salary range is determined based on the same factors and criteria as those of the other NEOs, executive officers and all salaried employees.

Short-Term Incentive Compensation

The purpose of the Company’s short-term incentive compensation (annual bonus) is to promote improved year-over-year financial performance; to motivate, attract and retain executive, managerial and key employees of outstanding ability; and to align participants’ interests directly with Company financial targets. The total amount of short-term compensation is a percentage of the executive’s or employee’s actual base salary earned each calendar year.  Because senior managers have a greater ability to impact Company results, a significant percentage of their total compensation is at-risk in the form of the annual bonus.

The Chief Executive Officer has the highest level of responsibility, and therefore, is eligible for the highest bonus percentage range as compared to the other NEOs. Under the terms of the Stepan Company Management Incentive Plan (As Amended and Restated Effective January 1, 2010), (the “Management Incentive Plan”), the maximum percentage of the NEOs’ and executive officers’ annual bonus is 150% of his or her annual base salary, up to a maximum dollar amount of $1,500,000. Subject to stockholder approval of the Stepan Company Management Incentive Plan (As Amended and Restated Effective January 1, 2015), beginning in 2015, the maximum percentage of each NEO’s or executive officer’s annual bonus will be revised up to 200% of his or her annual base salary, up to a maximum dollar amount of $2,000,000. The following chart reflects the Target Bonus Range, as a percentage of annual base salary, for each NEO for the 2014 annual bonus:

NEO	Target Bonus Range

Chief Executive Officer (F. Quinn Stepan, Jr.)	0-100%
Chairman (F. Quinn Stepan)	0-75%
Vice President and Chief Financial Officer (Scott D. Beamer)	0-60%
Vice President and General Manager – Surfactants (Scott R. Behrens) (1)	0-48%
Vice President – Supply Chain (Scott C. Mason)	0-60%
Vice President and General Manager – Surfactants (John V. Venegoni) (1)	0-60%

(1)

Mr. Venegoni retired as the Vice President and General Manager – Surfactants of the Company effective September 5, 2014, and Mr. Behrens assumed that position upon Mr. Venegoni’s retirement. Mr. Venegoni is included as an NEO because disclosure of his compensation would have been provided pursuant to Item 402(a)(3)(iii) of Regulation S-K but for the fact that he was not serving as an executive officer of the Company at December 31, 2014.

Within the Target Bonus Ranges shown above, each NEO’s annual bonus is directly determined by the Company’s overall financial performance (“Corporate Financial Performance Objectives”) and, for NEOs other than the Chief Executive Officer and the Chairman, the achievement of individual performance objectives (“Individual Performance Objectives”), as described below. Payouts against each objective are based on the relative level of achievement of the objective.

Achievement of Corporate Financial Performance Objectives (Corporate Net Income, Corporate Return on Invested Capital (“ROIC”) and Corporate Free Cash Flow) is based on measuring achievement towards categories of Threshold, Target and, in the case of Corporate Net Income only, Maximum. Corporate Net Income and Corporate ROIC are also used for long-term incentive compensation grants of performance shares and are discussed below in the “Long-Term Incentive Compensation” section. There is proration between levels of achievement. Achieving Threshold or below will result in no bonus payout. Reaching the Target would result in 100% bonus payout. The Maximum is only applicable to the Corporate Net Income achievement and is only triggered when Corporate Net Income exceeds the Target objective. However, the Committee reserves the right to exercise negative discretion should ROIC and Free Cash Flow performance fall significantly below Target. Additionally, the Committee reserves the right to include or exclude any acquisition or divestiture in exercising negative discretion. Acquisitions are not typically included in the year they occur unless they are part of the plan or budget for that year.

For 2014, all other NEO objectives were measured in the Threshold and Target categories as described above. Few, if any, NEOs, other executive officers or key executives achieve the Target or Maximum level for all of their objectives in any calendar year. The Maximum level is designed to incent exceptional corporate performance, in excess of the Target, to achieve a payout at that level.

The extent, if any, to which an incentive award will be payable to a Covered Employee (as defined below) will be based solely upon the degree of achievement of pre-established performance goals over the specified calendar year. (A Covered Employee is an executive, managerial or key employee of the Company, including subsidiaries, designated by the Committee prior to the grant of an award within the meaning of Section 162(m)(3) of the Code.) The Committee may, in its sole discretion, reduce or eliminate the amount which would otherwise be payable with respect to a calendar year. In addition, bonus payments as a whole may be reduced, prorated, or eliminated entirely based on Company performance if Corporate Net Income falls below certain pre-determined levels. Similarly, in years when Company performance is exceptional and above the Target level, it is possible for NEOs to receive bonuses above Target, while in years when Company performance is below the Threshold level, no bonus will be paid based upon Company performance.

As described above, all executive officers and other key Company executives have a Maximum level of achievement added above the Target level, which rewards exceptional Company performance. As in the past, the Maximum objective was based solely on Corporate Net Income and was set by the Committee at $97.5 million. Any additional reward earned is prorated between the Target and Maximum levels for Corporate Net Income only. The upside potential for executive officers, including all NEOs, is an additional 50% of any individual’s earned bonus payout. If the Maximum is achieved or exceeded, the Chief Executive Officer is eligible for a maximum bonus of 150% of base salary (100% Target multiplied by 150%). The Chairman is eligible for a maximum bonus of 112.5% of base salary (75% Target multiplied by 150%), while the other NEOs are each eligible for a maximum bonus of 90% of base salary (60% Target multiplied by 150%), except for Mr. Behrens who is eligible for a maximum bonus of 72% of base salary (48% Target multiplied by 150%).

Subject to and upon stockholder approval of the Stepan Company Management Incentive Plan (As Amended and Restated Effective January 1, 2015), all NEOs and executive officers will have a possible maximum payout of 200% of their respective bonus, increased from the current 150%. This change has been recommended by Exequity in order for the Company to be competitive in the marketplace in this area. With a 200% maximum payout of bonus, for 2015, the Chief Executive Officer would be eligible for a maximum bonus of 200% (100% target multiplied by 200%), the Chairman would be eligible for a maximum bonus of 150% (75% Target multiplied by 200%) and all other NEOs would be eligible for a maximum bonus of 120% (60% Target multiplied by 200%). The maximum payout can only occur when the Company Net Income maximum objective is achieved or exceeded, however, proration between payout of 100% to 200% occurs once Target is achieved.

The Maximum level objective for Corporate Net Income is set at the same time all Corporate Financial Performance Objectives are approved and is designed to be very difficult to achieve, i.e., only a 10%-15% probability of achievement. This type of Maximum level objective is a common compensation practice, and the Company believes it is appropriate to use such an objective to attract and retain key Company employees who have the greatest impact on the Company results each year and to incent exceptional corporate performance which benefits all stockholders.

For 2014, the Company did not reach the Threshold level of the Corporate Net Income objective with an adjusted result of $54.7 million, as compared to the Threshold objective of $77.5 million, which resulted in no bonus achievement. In addition, the Company did not attain a required minimum amount of Corporate Net Income ($60 million) in order to pay any annual management incentive bonus to any NEOs or executive officers.

●	Corporate Financial Performance Objectives

The Committee establishes the Corporate Financial Performance Objectives at the beginning of each calendar year. In 2014, the Committee established targets for the three Corporate Financial Performance Objectives for all NEOs: Corporate Net Income, ROIC and Corporate Free Cash Flow.

In 2014, the following levels were set for each of these objectives:

Objective	Threshold	Target	Maximum

Corporate Net Income	$77.5 million	$90.0 million	$97.5 million
ROIC	9.5%	10.5%	Not Applicable
Corporate Free Cash Flow	($10.0 million)	$10.0 million	Not Applicable

Each NEO’s annual bonus objectives include these Corporate Financial Performance Objectives. Given their respective levels of responsibility, both the Chief Executive Officer and the Chairman had their bonuses based entirely on these Corporate Financial Performance Objectives, although the bonus amount was subject to a reduction if the Corporate Safety Objectives were not achieved. All other NEOs each had at least 40% of their bonus tied to these same Corporate Financial Performance Objectives, except for Mr. Behrens who, due to the level of his position prior to his promotion to Vice President and General Manager – Surfactants, had 25% of his bonus tied to these objectives.  Mr. Behrens will have at least 40% of his bonus tied to these objectives for his 2015 bonus opportunity.

The following table shows the Company’s performance against the Corporate Net Income, ROIC and Corporate Free Cash Flow objectives in 2014:

Objective	2014 Results	2014 Target	2014 Payout Against Target

Corporate Net Income	$54.7 million	$90.0 million	0%
ROIC	6.60%	10.5%	0%
Corporate Free Cash Flow	($35.3 million)	$10.0 million	0%

The 2014 results for all of these Corporate Financial Performance Objectives were not only below Target levels, but were below Threshold levels for any payout whatsoever.

The 2015 bonus for the Chief Executive Officer will be based on achievement of Corporate Net Income and Corporate Free Cash Flow financial performance objectives. The allocation assigned to each of these performance objectives for NEOs, other executive officers and other key employees will be Corporate Net Income (at 90% weighting) and Corporate Free Cash Flow (at 10% weighting) to properly reflect the relative significance of each objective to overall Company performance and to appropriately reflect the Company’s growth strategy which places greater emphasis on Corporate Net Income. The Chief Executive Officer and the Chairman will continue to have a portion of their respective bonus reduced if the Corporate Safety Objectives are not achieved. At least 40% of the 2015 bonus for all other NEOs and executive officers will be based on achievement of these same two financial performance objectives.

●	Individual Performance Objectives

For executives other than the Chief Executive Officer and the Chairman, the Chief Executive Officer and the executive agree upon Individual Performance Objectives at the beginning of each calendar year. These Individual Performance Objectives may either be financial objectives for a particular business segment or organization, or achievement of certain financial, safety, service or other strategic objectives specific to their function and responsibility. For 2014, the Individual Performance Objectives and the results for the other NEOs resulted in no payout of any bonuses due to the fact that the Company did not achieve the minimum Corporate Net Income results of at least $60 million for 2014.

While no bonuses were awarded to any NEO or executive officer for any 2014 performance as a result of the Company not achieving the minimum Corporate Net Income amount of $60 million required to make bonus payouts, the following 2014 Performance Objectives were assigned to the NEOs with the accompanying results as indicated:

Scott D. Beamer

Vice President and Chief Financial Officer

2014 Individual Performance Objectives and Weighting Percentage	2014 Individual Performance Results
Corporate Objectives – Net Income, ROIC and Free Cash Flow (see “Corporate Financial Performance Objectives” section above)	Results for all three Corporate Financial Performance Objectives were below Threshold level for any bonus payout
50.0% of Total	0% of Total Achieved
Corporate Safety Objectives – Global Recordable Rate of less than or equal to 0.50 and Global Total Incident Rate of less than 5.00	Global Recordable Rate was 1.21 and Global Total Incident Rate was 6.78. Both results were below Threshold level for any bonus payout.
5.0% of Total	0% of Total Achieved
Establish and identify priorities for Company DRIVE program	Completed at Target level which is 100% achievement of objective
10.0% of Total	10.0% of Total Achieved
Cash savings generated by the finance group (Target level was $2.0 million)	$1.95 million cash savings achieved which is at 97.5% of Target level
10.0% of Total	9.75% of Total Achieved
Supply Chain Excellence (reduce material variance to Target level of $2.8 million)	Material variance was 8.3% of Target level
5.0% of Total	0.42% of Total Achieved
Increase analyst coverage during 2014	Increase in analyst coverage was achieved
10.0% of Total	10.0% of Total Achieved
Performance to budget for major IT projects in Brazil	Both Target levels were completed within budget and on-time
5.0% of Total	5.0% of Total Achieved
Execute processes to drive improvement in working capital objective	Achievement exceeded Target level
5.0% of Total	5.0% of Total Achieved

John V. Venegoni

Vice President and General Manager – Surfactants (January 1, 2014 to September 5, 2014)

2014 Individual Performance Objectives and Weighting Percentage	2014 Individual Performance Results
Corporate Objectives— Net Income, ROIC and Free Cash Flow (see “Corporate Financial Performance Objectives” section above)	Results for all three Corporate Financial Performance Objectives were below Threshold level for any bonus payout
40.0% of Total	0% of Total Achieved
Corporate Safety Objectives – Global Recordable Rate of less than or equal to 0.50 and Global Total Incident Rate of less than 5.00	Global Recordable Rate was 1.21 and Global Total Incident Rate was 6.78. Both results were below Threshold level for any bonus payout.
5.0% of Total	0% of Total Achieved
Global Surfactant Financial Performance Objectives—Operating Income (Target level was $112.5 million) and ROIC (Target level was 10.0%)	Results for both Operating Income and ROIC objectives were below Threshold levels for any bonus payout
40.0% of Total	0% of Total Achieved
Establish and identify priorities for Company DRIVE program	Completed at Target level which is 100% of achievement of objective
5.0% of Total	5.0% of Total Achieved
Complete Execution of Brazil Deliverables	Results were below Threshold level
10.0% of Total	0% of Total Achieved

Scott R. Behrens

Vice President and General Manager – Surfactants (September 5, 2014 to December 31, 2014)

2014 Individual Performance Objectives and Weighting Percentage (1)	2014 Individual Performance Results (1)
Corporate Objectives— Net Income, ROIC and Free Cash Flow (see “Corporate Financial Performance Objectives” section above)	Results for all three Corporate Financial Performance Objectives were below Threshold level for any bonus payout
25.0% of Total	0% of Total Achieved
Corporate Safety Objectives – Global Recordable Rate of less than or equal to 0.50 and Global Total Incident Rate of less than 5.00	Global Recordable Rate was 1.21 and Global Total Incident Rate was 6.78. Both results were below Threshold level for any bonus payout.
6.25% of Total	0% of Total Achieved
Global Surfactant Financial Performance Objective—Operating Income (Target level was $112.5 million)	Result for Operating Income objective was below Threshold level for any bonus payout
18.75% of Total	0% of Total Achieved
North American Surfactants Operating Income (Target level was $80.0 million)	Result for Operating Income objective was below Threshold level for any bonus payout
37.5% of Total	0% of Total Achieved
Global Customer Product Approvals	Results exceeded Target levels for Product Approvals
12.5% of Total	12.5% of Total Achieved

(1)

Mr. Behrens participated in the 0% to 48% Target Bonus Range during 2014. As a result of his promotion in 2014 to Vice President and General Manager – Surfactants, Mr. Behrens will be participating in the 0% to 60% Target Bonus Range beginning in 2015.

Scott C. Mason

Vice President – Supply Chain

2014 Individual Performance Objectives and Weighting Percentage	2014 Individual Performance Results
Corporate Objectives— Net Income, ROIC and Free Cash Flow (see “Corporate Financial Performance Objectives” section above)	Results for all three Corporate Financial Performance Objectives were below Threshold level for any bonus payout
50.0% of Total	0% of Total Achieved
Corporate Safety Objectives – Global Recordable Rate of less than or equal to 0.50 and Global Total Incident Rate of less than 5.00	Global Recordable Rate was 1.21 and Global Total Incident Rate was 6.78. Both results were below Threshold level for any bonus payout.
10.0% of Total	0% of Total Achieved
Establish and identify priorities for Company DRIVE program	Completed at Target level which is 100% of achievement of objective
10.0% of Total	10.0% of Total Achieved
Achieve Supply Chain Cost Objectives (Target level was $316.7 million)	Achievement was between Threshold and Target levels ($319.5 million)
10.0% of Total	5.3% of Total Achieved
Achieve Customer Service Metrics for On-Time Service	Results were below Threshold level for any bonus payout
10.0% of Total	0% of Total Achieved
Achieve Supply Chain Excellence to reduce material variance to Target level of $2.8 million and improve manufacturing process for select units	Reduction in material variances was slightly above Threshold level and improvement of manufacturing process was below Threshold level
10.0% of Total	0.42% of Total Achieved

Long-Term Incentive Compensation

Pursuant to the Stepan Company 2011 Incentive Compensation Plan, which was approved by stockholders at the 2011 Annual Meeting of Stockholders (the “2011 Incentive Plan”), executive officers are eligible to receive grants of stock options, stock appreciation rights (“SARs”) and performance shares of stock on an annual basis in order to (i) promote retention of executives, (ii) recognize outstanding job performance, and (iii) encourage a focus on the Company’s long-term financial results, which are intended to enhance the value of the Company’s Common Stock. The Committee is responsible for approving all grants of stock options, SARs and stock awards. Eligibility for long-term incentives is based on two factors: (1) job performance, and (2) the potential of each executive or executive officer to impact the Company’s financial results.

The Company typically grants stock options, SARs and performance shares to NEOs, other executive officers and any other Company executives participating in the long-term incentive plan. In 2014, the Committee reviewed and approved an allocation of long-term incentives at approximately 15% of the total grant amount as stock options, 45% of the total grant amount as SARs, and 40% of the total grant amount as performance shares. The long-term incentive components for the Chief Executive Officer were allocated at approximately 30% of the total grant amount as stock options, 30% of the total grant amount as SARs, and 40% of the total grant amount as performance shares. The Committee approved this allocation for the Chief Executive Officer due to the fact that the Chief Executive Officer has the highest level of responsibility for the Company’s direction and performance, and also because such allocation is more closely aligned with stockholder value. The Chairman did not receive any stock grants.

The value of long-term incentives granted to each executive is primarily based on survey data provided by Mercer. An annual grant of stock options, SARs and performance shares is made each year at the Committee’s February meeting, at which time the Committee determines which performance levels for the previous year were met.

In addition, grants of stock options, SARs, performance shares and other stock awards may be awarded to executive officers at other times based on factors that the Committee determines to be relevant, including upon hire, upon promotion or for extraordinary job performance. Pursuant to the 2011 Incentive Plan, a $250,000 additional award of stock options (1,665 shares), SARs (4,996 shares) and performance shares (1,718 shares) was granted to Mr. Behrens due to his promotion in 2014. These grants are consistent with general market practice for promotions to comparable positions.

●	Stock Options

Stock options are granted annually at the fair market value of the Common Stock on the date of grant with a two-year cliff vesting period and a ten-year term. The option price is set at the date of grant. Backdating of stock options is prohibited under all circumstances. The Company does not have any program or current practice, nor does it plan to have any future program or practice, to time option or other share grants with the release of material nonpublic information. The Company has not timed, nor does it plan to time, the release of material nonpublic information for the purpose of increasing the value of executive compensation.

●	Stock Appreciation Rights

SARs are granted annually at the fair market value of the Common Stock on the date of the grant with a two-year cliff vesting period and a ten-year term. The price is set at the date of grant. SARs will only be settled in stock rather than cash beginning with the 2015 grants.

●	Stock Awards (Performance Shares)

Participants are granted a target number of performance shares that can be earned based on the achievement of Corporate Net Income and ROIC targets in the third year of a three-year period. The number of shares actually earned varies depending on the level of performance achieved. The Company uses the following matrix to determine the award:

Restricted Performance Shares Matrix Structure
Corporate Net Income
Threshold	Target	Maximum
125%	150%	200% (Maximum)	Maximum	Return on Invested Capital (ROIC)
75%	100% (Target)	150%	Target
50% (Threshold)	75%	125%	Threshold

Under the matrix, participants receive a stock distribution of 50% of the performance shares granted if the Threshold level is met, 100% if the Target level is met, and 200% if the Maximum level is met. Other intermediate levels are also provided for and shown in each box in the matrix. In addition, amounts may be prorated between matrix boxes depending on actual results. The Committee intends for Threshold objectives to have an 80% probability of achievement, Target objectives to have a 50% to 60% probability of achievement, and the Maximum objectives to have a 10% to 15% probability of achievement. If the minimum Threshold objectives are not met, no performance shares will be distributed to participants.

Performance shares granted in 2015 will be earned under a slightly different methodology than as described above. As recommended by Exequity, performance shares granted in 2015 will be earned based upon Corporate Net Income results as compared to Threshold, Target and Maximum objectives for calendar year 2015. A maximum of 150% of the grant can be earned if the Corporate Net Income exceeds the Maximum Net Income objective. Any shares earned in 2015 will be distributed approximately in February 2018 after being measured against a three-year average ROIC modifier that could increase or reduce the shares earned in 2015 by up to 30% depending on the final ROIC results for the three-year time period.

Performance shares granted in 2012 were to be earned based upon 2014 Company performance for Corporate Net Income and ROIC. At a minimum, the Threshold levels for both Corporate Net Income and ROIC must have been achieved for any award to have been earned. Neither of the final 2014 results of $54.7 million for Corporate Net Income and 6.60% for ROIC met the Threshold levels. Therefore, no awards were earned based on 2014 performance. The 2014 Target objectives are shown in the table below:

2014 Target Objectives*
Corporate Net Income
Threshold	Target	Maximum
$90.7 million 14%	$112.7 million 14%	$127.7 million 14%	Maximum	Return on Invested Capital (ROIC)
$90.7 million 12%	$112.7 million 12%	$127.7 million 12%	Target
$90.7 million 10%	$112.7 million 10%	$127.7 million 10%	Threshold

*

Original target objectives approved by the Committee in February 2012 for Corporate Net Income of Threshold ($88.0 million), Target ($110.0 million) and Maximum ($125.0 million) were increased by the Committee in July 2013 to Threshold ($90.7 million), Target ($112.7 million) and Maximum ($127.7 million) due to an acquisition. ROIC objectives approved in February 2012 were not increased.

During 2014, the Committee approved the grants of stock options, SARs and performance share awards for NEOs shown in the Grants of Plan-Based Awards Table included in this proxy statement pursuant to the 2011 Incentive Plan. Grants of stock awards for NEOs, other executive officers and key employees may differ based upon the participant’s role at the Company. In addition, the Stepan Company Performance Award Deferred Compensation Plan (Effective January 1, 2008) provides participants with the opportunity to defer receipt of all or a portion of certain incentive compensation.

The Board of Directors believes that the 2014 grants allow the Company to provide long-term incentive compensation that is market competitive to attract and retain executives and other key high performing employees who drive long-term growth of the Company, as well as provide further alignment of the interests of those participants with the Company’s stockholders.

●	Clawback Policy

At the time the stockholders voted on and approved the 2011 Incentive Plan, the SEC had not yet proposed any specific rules regarding clawback requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). However, in an effort to provide the Company with the ability to cancel grants and/or recover shares of Common Stock or cash paid to a participant, including the NEOs, under that plan, the 2011 Incentive Plan and the agreements underlying the equity awards include language which allows the Company to clawback such awards retroactive to 2011 once the rules are finalized and effective. In addition to being subject to the statutory clawback requirements under the Sarbanes-Oxley Act of 2002, the Board of Directors is monitoring developments under the Dodd-Frank Act and intends to adopt a clawback policy that satisfies the requirements of that act and the SEC’s rules thereunder once such rules have been adopted.

Retirement Plans

●	Retirement Plan for Salaried Employees

Effective June 30, 2006, the Company froze the Retirement Plan for Salaried Employees (the “Defined Benefit Plan” or the “Retirement Plan for Salaried Employees”) and ended the benefit accrual for all participants. Eligible participants were all employees not covered by a collective bargaining agreement who were employees prior to July 1, 2006. The Defined Benefit Plan was replaced by the Savings and Investment Retirement Plan, which provides for Company contributions into the employee’s savings and investment retirement plan account (see discussion below in the “Savings and Investment Retirement Plan” section). The primary purpose of both the Defined Benefit Plan and the Savings and Investment Retirement Plan is to retain valuable employees.

The pension benefits included in the Pension Benefits Table are the present value of the benefits expected to be paid under the Defined Benefit Plan in the future. The amount of each future payment is based on the current accrued pension benefit. The actuarial assumptions, with the exception of the expected retirement age, are consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Defined Benefit Plan and the Savings and Investment Retirement Plan.

The pension benefit information set forth in this proxy statement has been calculated based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable which would result in different pension benefit estimates. The amounts shown are based on the provisions applicable in each pension benefit plan in which the NEOs participate.

Additional information regarding these benefits and other elements of the pension benefits are discussed below in the “Savings and Investment Retirement Plan” section.

●	Savings and Investment Retirement Plan

Pursuant to the Savings and Investment Retirement Plan (“SIRP”), in each payroll period, the Company makes a contribution to the savings and investment retirement plan account of each eligible employee, including the executive officers and the NEOs. The amount of the Company contribution is currently four percent of the participant’s base salary for the portion of the payroll period during which the participant was an eligible employee. This percentage is the same for all employees, including the executive officers and the NEOs. All of the NEOs received SIRP contributions in 2014 in the amounts set forth in the Summary Compensation Table.

In addition, the Company may make two types of contributions (Basic Company Contribution and Supplemental Company Contribution) under the Profit Sharing Plan, which is a component of the SIRP, to the account of each eligible employee, including the executive officers and the NEOs. The Company’s Profit Sharing Plan is designed to (i) provide eligible employees with an element of their retirement savings that is directly connected to the Company’s financial results, (ii) provide a tax deferred retirement savings vehicle while giving all participants the incentive to optimize the Company’s financial results, and (iii) allow eligible employees to enjoy the benefits of the Company’s success.

For the Basic Company Contribution, each year the Company determines, based on the Company’s financial results, if it will recommend to the Committee that the Company make a Basic Company Contribution to the accounts of eligible participants in the Profit Sharing Plan. The Committee reviews the Company’s recommendation and, if approved, presents the recommendation to the Board of Directors for approval. The Committee typically recommends a Basic Company Contribution that is based on four and one-half percent of pre-tax income. In addition to the Basic Company Contribution, the Company’s Board of Directors may make a Supplemental Company Contribution to the Profit Sharing Plan in an additional amount at its discretion.

●	Supplemental Executive Retirement Plans

NEOs participate in the same basic retirement plans as all other employees, with the exception of three of the NEOs (Messrs. Stepan, Stepan, Jr. and Venegoni) who are also currently eligible for benefits under the Supplemental Executive Retirement Plan (“SERP”). The U.S. Internal Revenue Service (“IRS”) limits benefits that otherwise would be available through the Retirement Plan for Salaried Employees. The SERP was created to provide supplemental retirement benefits to any executive affected by these IRS limits. The benefits are calculated according to the same retirement plan formula that applies to all eligible employees. The SERP is commonly offered to attract, retain and motivate the NEOs and is necessary to be competitive in the marketplace. There are no early retirement arrangements specific to the NEOs, and the Company believes that all elements of the SERP are customary for this type of retirement plan. The Retirement Plan for Salaried Employees SERP was frozen as of June 30, 2006. The funding status of this SERP is reviewed periodically. Currently, the Company has elected not to fund this SERP.

In addition to the Basic Company Contribution, the Board of Directors has the authority to approve supplemental benefits pursuant to the Profit Sharing Plan for certain executives (“SERP Profit Sharing Plan”). SERP benefits are provided to executives as a common executive benefit which allows the Company to be competitive for executive compensation and benefits. Eligible executives who receive a SERP benefit are receiving what other employees already receive, except that the SERP benefits are considered to be non-qualified supplemental retirement plans because of Code compensation limits. The SERP Profit Sharing Plan is funded by the Company. All NEOs received a 2014 SERP Profit Sharing Plan contribution which is included in the Summary Compensation Table.

Additionally, due to Code compensation limits, all of the NEOs are eligible to receive supplemental Company contributions to the SERP Profit Sharing Plan based on the Company’s four percent contribution to the NEO’s SIRP account. All such SERP Profit Sharing Plan contributions to the NEOs in 2014 are included in the Summary Compensation Table.

Employee Stock Ownership Plan

The Stepan Company Employee Stock Ownership Plan II (“ESOP II”) is designed to (i) expand stock ownership among employees, (ii) encourage greater employee interest in the Company’s financial results, (iii) benefit employees financially by enabling them to acquire shares of the Company’s Common Stock without making contributions, and (iv) provide eligible employees with the opportunity to share in the growth of the Company.

Contributions to ESOP II are a percentage of the Company’s Profit Sharing Plan contribution, as determined by the Committee, which are then reallocated to ESOP II in shares of Company stock. For example, the Committee may approve a Profit Sharing Plan contribution based upon the contribution formula noted in the “Savings and Investment Retirement Plan” section above, and then determine that 50% of the total contribution will remain in the Profit Sharing Plan and 50% will be reallocated to ESOP II. The ESOP II allocation is made to broaden Company stock ownership among employees for further alignment with the interests of Company stockholders.

Perquisites

The Company provides NEOs with limited perquisites that the Company and the Committee believe are reasonable and consistent with the Company’s overall compensation program since they better enable the Company to attract and retain superior employees for key positions. The Committee periodically reviews the levels of perquisites provided to the NEOs and other executives. For 2014, these perquisites represented a small percentage of each NEO’s base salary, ranging from 2.00% to 9.76%, with a median of 2.55%. The dollar values attributable to each NEO were also minimal, ranging from $6,945 to $48,790, with a median of $8,323.

All executives at the Vice President level and higher, including the NEOs, are provided the use of Company-leased vehicles, including fuel, maintenance and insurance. The allowance for the initial vehicle cost is set by salary grade. The personal use value is computed using the annual lease valuation rule. Other travel benefits are provided periodically including spousal travel on a limited basis.

The Company maintains two Company-owned properties which are not used solely for business purposes.  Executives, including the NEOs, are allowed to use these properties for personal use if and when they are not needed for business purposes. The value of the use of these properties is based on the incremental cost to the Company. When these properties are used by the NEOs for personal reasons, such values are included in the Summary Compensation Table under All Other Compensation.

The Company purchases tickets for a variety of entertainment events. These tickets are used primarily for business purposes. However, at various times these tickets are used by executives for personal use. In addition, the Company pays membership dues for both the Chief Executive Officer and the Chairman for country club memberships which are not exclusively used for business entertainment. The actual cost paid for club membership dues is included in the Summary Compensation Table under All Other Compensation.  The Chairman also uses certain corporate personnel for personal purposes and any aggregate incremental cost is also included in the Summary Compensation Table under All Other Compensation.  For 2014, the Company also paid the aggregate incremental cost of personal and family use of a chartered aircraft for non-business travel for both the Chief Executive Officer and the Chairman in the amounts of $5,225 and $10,449, respectively. The aggregate incremental cost paid by the Company for this non-business travel is also included in the Summary Compensation Table under All Other Compensation.

No Severance/Change-in-Control Provisions

None of the NEOs or other executive officers have any arrangements that provide for severance payments. Additionally, none of the NEOs or other executive officers are entitled to payment of any benefits upon a change-in-control.

Stock Ownership Policy

The Company maintains a stock ownership policy for key executives. The Company instituted a stock ownership policy because it believes that ownership of Company stock by key executives is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. Key executives’ ownership of Company stock aligns those executives’ interests with the Company’s financial performance, including the performance of the Company’s Common Stock.

The stock ownership guidelines apply to all NEOs and other key Company executives who participate in the Management Incentive Plan. The Chairman and the Chief Executive Officer must each maintain ongoing ownership of Common Stock in an amount equivalent in value to at least five times their respective annual base salary. Other executive officers must own a minimum of two times their annual base salary.

All executives, including the NEOs, have five years from their initial stock grant to achieve compliance with these stock ownership requirements. All executives, including the NEOs, must meet their respective stock ownership requirement by making approximately 20 percent progress each year for five years. Recognizing the importance of retirement planning, NEOs may, commencing at age 61, reduce their holdings by 20 percent per year to a minimum of one times his or her annual base salary by the calendar year he or she attains the age of 65.

The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children, (iii) shares owned in the Company’s ESOP II, (iv) shares owned in the Company Employee Stock Purchase Plan, and (v) shares held in any Company deferred compensation plan. Grants of stock options, SARs and performance shares do not count towards the stock ownership requirement unless actually exercised or earned. No shares other than those stated above count towards the stock ownership requirements.

The stock ownership policy is reviewed by the Committee, as needed, on a periodic basis. The Company periodically reviews this policy against general industry benchmarks of stock ownership.

The Committee reviews annually whether executives, including the NEOs, are in compliance with the stock ownership policy. The Committee determined that all executive officers, including the NEOs, were in compliance with the Company’s stock ownership requirements as of February 2015. If an executive fails to comply with stock ownership policy and annual progress requirements, the executive is not eligible to receive grants of stock options, SARs and performance shares, or any other awards under the 2011 Incentive Plan, until compliance with these requirements is achieved.

The Company does not have a stock retention policy. The Company believes that its stock ownership policy is sufficient to meet the Company’s needs in ensuring that key executives’ decisions will be based on both short-term and long-term results of the Company which will benefit both the Company and its stockholders.

Hedging and Trading Restrictions

The Company has an Insider Trading Policy which, among other things, prohibits NEOs from hedging the economic risk of their stock ownership. This policy also prohibits short-selling of the Company’s securities. Among other restrictions, this policy also prohibits trading in the Company’s securities outside of trading window periods or without pre-clearance.

Post-Termination Benefits

As a general rule, the Company provides no post-termination compensation to executives other than relatively nominal retirement gifts upon their retirement from the Company. There are no written or verbal change-in-control or severance agreements with any executives at the Company. In addition, there are no special considerations for Company executives in connection with terminations due to death, disability, for cause or voluntary choice, including retirement. The amount of any NEO post-termination compensation received, if any, is included in the Summary Compensation Table.

Impact of Tax and Accounting Requirements on Compensation

The Company regularly monitors compensation and benefits-related accounting rules, securities rules, tax rules and all other federal and state regulations on an ongoing basis through internal sources and external sources such as consultants, advisors and outside legal counsel. The Company routinely considers such rules and regulations and their impact on plan design alternatives and Company performance.

Deductibility of Executive Compensation

In developing and implementing executive compensation policies and programs, the Committee considers whether particular payments and awards are deductible for federal income tax purposes. Federal income tax law limits deductible compensation at $1 million per year for each of the NEOs, subject to certain exceptions. The Company’s general objective is to meet the requirements of Code Section 162(m) in order to have the ability to deduct certain additional performance-based compensation. The Company’s compensation plans are generally designed to achieve this objective. However, this objective is also balanced with the goal of providing competitive incentives to attract, appropriately reward, and retain performing executives and other employees. While it is the general intention of the Committee to meet the requirements for deductibility of performance-based compensation under Code Section 162(m), the Committee may approve payment of non-deductible compensation from time to time if circumstances warrant such action. The Committee reviews and monitors its policy with respect to the deductibility of compensation, as necessary.

Nonqualified Deferred Compensation

The American Jobs Creation Act of 2004 changed the tax rules applicable to nonqualified deferred compensation arrangements. Several of the Company’s plans have provisions that require compliance with Code Section 409A and related regulations. All of the Company’s applicable plans comply with Code Section 409A.

COMPENSATION AND DEVELOPMENT COMMITTEE REPORT

In 2014, the Company’s Compensation and Development Committee was comprised of the following Non-Employee Directors: Messrs. Boyce, Dearth, Delgado, Lawton and Wehmer. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2014, Mr. Lawton served as Chairman of the Committee.

The Compensation and Development Committee has reviewed and discussed the Compensation Discussion and Analysis with the management of the Company. Based on this review and discussion, we have recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the proxy statement and in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Michael R. Boyce

Randall S. Dearth

Joaquin Delgado

Gregory E. Lawton

Edward J. Wehmer

COMPENSATION AND DEVELOPMENT COMMITTEE

SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the NEOs for the fiscal years ended on December 31, 2012, December 31, 2013 and December 31, 2014.

Name and Principal Position	Year	Salary ($) (1)	Bonus ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($) (4)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($) (5)	All Other Compensation ($) (6)	Total ($)
F. Quinn Stepan, Jr.	2014	$796,667	$—	$578,940	$900,008	$0	$335,066	$80,935	$2,691,616
President and Chief	2013	$773,333	$—	$580,402	$900,015	$169,708	$—	$95,124	$2,518,582
Executive Officer	2012	$736,667	$—	$363,837	$580,516	$759,886	$240,963	$104,259	$2,786,128

Scott D. Beamer	2014	$310,083	$—	$96,480	$150,001	$0	N/A	$70,386	$626,950
Vice President and	2013	$146,723	$—	$121,279	$124,989	$37,317	N/A	$189,508	$619,816
Chief Financial Officer (7)

John V. Venegoni	2014	$368,773	$—	$192,960	$300,003	$0	$295,413	$29,221	$1,186,370
Vice President and	2013	$417,500	$—	$241,819	$250,004	$49,258	$—	$47,325	$1,005,906
General Manager -	2012	$401,833	$—	$195,308	$138,499	$235,814	$159,009	$50,856	$1,181,319
Surfactants (8)

Scott R. Behrens	2014	$263,923	$—	$144,564	$225,030	$0	$46,313	$28,484	$708,314
Vice President and
General Manager -
Surfactants (9)

Scott C. Mason	2014	$331,667	$—	$115,776	$180,016	$0	N/A	$30,865	$658,324
Vice President -	2013	$323,333	$—	$145,116	$150,003	$91,493	N/A	$35,230	$745,175
Supply Chain	2012	$313,083	$—	$143,635	$101,864	$121,567	N/A	$40,811	$720,960

F. Quinn Stepan	2014	$500,000	$—	$—	$—	$0	$402,470	$85,303	$987,773
Chairman	2013	$500,000	$—	$—	$—	$80,419	$—	$89,430	$669,849
	2012	$500,000	$—	$—	$—	$384,510	$121,461	$80,365	$1,086,336

(1)	Amount for 2014 for Mr. Venegoni includes unused and accrued vacation payouts in accordance with Company policy.
(2)

Amounts listed are performance-based compensation and reflect the most probable outcome award value at the date of the grant in accordance with FASB ASC Topic 718.  See Note 11, Stock-based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for a discussion of relevant assumptions used in calculating the fair values pursuant to ASC Topic 718. The maximum award values, if paid, would be:

Name	2014

F. Quinn Stepan, Jr.	$1,157,881
Scott D. Beamer	$192,960
John V. Venegoni	$385,920
Scott R. Behrens	$289,128
Scott C. Mason	$231,552
F. Quinn Stepan	N/A

(3)

Amounts for 2014 include the grant date fair value of Non-Qualified Stock Options and Stock Appreciation Rights granted during the fiscal year ended December 31, 2014 in accordance with FASB ASC Topic 718.  See Note 11, Stock-based Compensation, to the consolidated financial statements included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014, for a discussion of relevant assumptions used in calculating the fair values pursuant to ASC Topic 718.

(4)

Non-Equity Incentive Plan Compensation represents bonus amounts earned during 2012 and 2013 pursuant to the Management Incentive Plan, which were paid in February 2013 and 2014, respectively. For 2014, the Company did not achieve the minimum Corporate Net Income threshold required for payout and therefore no bonus amounts were paid to any of the NEOs.

(5)

Amounts for 2014 reflect the actuarial increase in the present value of the NEO’s benefits under the Company’s pension plan determined using interest rate and mortality rate assumptions consistent with those used in the Company's financial statements. A decrease in the discount rate and the change in the post-retirement mortality assumption for 2014 led to an increase in the pension values for all eligible individuals. Amounts for 2013 reflect an increase in the discount rate which led to a decrease in pension values. Amounts for 2012 reflect the increase in pension values for all NEOs due to the change in discount rate, change in assumed post retirement mortality rates and the time value of money for those NEOs one year closer to retirement age (63).

(6)

Amounts for 2014 include 2014 Company contributions to each NEO’s defined contribution accounts as follows: Mr. Stepan, Jr.: $58,177; Mr. Beamer: $22,644; Mr. Venegoni: $21,786; Mr. Behrens: $19,273; Mr. Mason: $24,220 and Mr. Stepan: $36,513. Amounts for 2014 also include personal use of Company-leased vehicles, use of Company-owned properties, as well as spousal travel and entertainment events. Amounts for 2014 for Mr. Stepan, Jr. and Mr. Stepan also include club membership dues as well as personal and family use of a chartered aircraft for non-business travel. Amounts for 2014 for Mr. Beamer also include moving expenses in the amount of $40,797. Amounts for Mr. Stepan also include use of certain corporate personnel for personal purposes.

(7)	Mr. Beamer was hired by the Company on July 8, 2013, and was not an NEO in 2012. Mr. Beamer assumed the position of Vice President and Chief Financial Officer effective August 15, 2013.
(8)	Mr. Venegoni retired as Vice President and General Manager - Surfactants of the Company effective September 5, 2014.
(9)	Mr. Behrens was promoted to Vice President and General Manager - Surfactants of the Company effective September 5, 2014, and was not an NEO in 2012 or 2013.

In 2014, the base salary for the Chief Executive Officer, Mr. Stepan, Jr., was increased by 2.56% which was consistent with Company guidelines. The base salaries for the other executive officers of the Company are reviewed annually and adjusted as appropriate by the Compensation and Development Committee as discussed above in the Compensation Discussion and Analysis. In 2014, the merit increases for the other executive officers were consistent with Company guidelines. Specifically, for the NEOs, the Committee approved the following increases in annual base salary in 2014: Mr. Beamer: 2.00%; Mr. Behrens: 32.14% (5.00% for merit and 27.14% for promotion); Mr. Venegoni: 4.76%; Mr. Mason: 2.46%; and Mr. Stepan: 0%. The 2014 base salary increases were effective March 1, 2014, except for Mr. Behrens whose increase was effective in September 2014 when he assumed his new position.

The amounts included for 2014 Stock Awards reflect the aggregate grant date fair value for Stock Awards granted during the fiscal year ended December 31, 2014, under the 2011 Incentive Plan calculated in accordance with FASB ASC Topic 718. In addition, amounts included for 2014 Option Awards reflect the aggregate grant date fair value for Option Awards and SARs granted during the fiscal year ended December 31, 2014, under the 2011 Incentive Plan calculated in accordance with FASB ASC Topic 718.

Due to the Company’s 2014 performance, none of the NEOs received a merit or any other increase in their base salary for 2015 except for Mr. Beamer who received a 4.47% increase in base salary as a market adjustment effective March 1, 2015.

The Company has not entered into any employment agreements with any of the NEOs. Additional information related to each component of compensation for the NEOs is provided above in the Compensation Discussion and Analysis.

GRANTS OF PLAN-BASED AWARDS

			Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of	All Other Option Awards:	Exercise or		Grant Date Fair
Name	Type of Award (1)	Grant Date	Threshold ($)	Target ($) (2)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Base Price of Option Awards ($ / Sh) (3)	Closing Price on Grant Date ($ / Sh)	Value of Stock and Option Awards ($) (4)
F. Quinn Stepan, Jr.	MIP	—	$0	$796,667	$1,195,000
	SA	2/18/2014				4,846	9,691	19,382					$578,940
	SAR	2/18/2014								18,876	$61.91	$61.12	$450,004
	NQS	2/18/2014							0	18,876	$61.91	$61.12	$450,004

Scott D. Beamer	MIP	—	$0	$186,050	$279,075
	SA	2/18/2014				808	1,615	3,230					$96,480
	SAR	2/18/2014								4,719	$61.91	$61.12	$112,501
	NQS	2/18/2014							0	1,573	$61.91	$61.12	$37,500

John V. Venegoni	MIP	—	$0	$221,264	$331,896
	SA	2/18/2014				1,615	3,230	6,460					$192,960
	SAR	2/18/2014								9,438	$61.91	$61.12	$225,002
	NQS	2/18/2014							0	3,146	$61.91	$61.12	$75,001

Scott R. Behrens	MIP	—	$0	$126,683	$190,024
	SA	2/18/2014				404	808	1,616					$48,270
	SAR	2/18/2014								2,360	$61.91	$61.12	$56,262
	NQS	2/18/2014							0	787	$61.91	$61.12	$18,762
	SA	4/29/2014				859	1,718	3,436					$96,294
	SAR	4/29/2014								4,996	$58.22	$57.57	$112,510
	NQS	4/29/2014							0	1,665	$58.22	$57.57	$37,496

Scott C. Mason	MIP	—	$0	$199,000	$298,500
	SA	2/18/2014				969	1,938	3,876					$115,776
	SAR	2/18/2014								5,663	$61.91	$61.12	$135,006
	NQS	2/18/2014							0	1,888	$61.91	$61.12	$45,010

F. Quinn Stepan	MIP	—	$0	$375,000	$562,500

(1)	Type of Award: MIP - Management Incentive Plan Bonus; SA - Stock Award; SAR - Stock Appreciation Rights; NQS - Non-Qualified Stock Options.
(2)

Reflects estimated Target payouts under the Company's Management Incentive Plan. These estimated amounts are based on the NEO’s current salary and position. Actual amounts paid are set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(3)	Reflects the option price, which is the average of the opening price and closing price on the date of the grant.
(4)

Reflects the grant date fair value calculated in accordance with FASB ASC Topic 718 for Stock Awards, Stock Appreciation Rights and Non-Qualified Stock Options granted during the fiscal year ended December 31, 2014. The grant date fair values of Stock Awards are calculated using the most probable outcome award payout level.

OUTSTANDING EQUITY AWARDS AT 2014 FISCAL YEAR-END

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
F. Quinn Stepan, Jr.	64,000			$18.46	2/9/2017	11,716	$469,577	9,599	$384,728
	54,348			$25.61	2/8/2018
	35,766			$37.51	2/6/2019
	36,952			$42.77	2/13/2022
		38,844		$63.11	2/18/2023
		37,752		$61.91	2/17/2024

Scott D. Beamer		5,620		$59.30	7/22/2023	3,372	$135,150	1,861	$74,589
		6,292		$61.91	2/17/2024

John V. Venegoni	0			—	—			1,981	$79,378
		0		—	—

Scott R. Behrens	2,596			$42.77	2/13/2022			1,739	$69,679
	2,590			$63.11	2/18/2023
		3,147		$61.91	2/17/2014
		6,661		$58.22	4/28/2024

Scott C. Mason	9,368			$26.50	3/9/2018			2,158	$86,473
	6,070			$37.51	2/6/2019
	6,484			$42.77	2/13/2022
		6,474		$63.11	2/18/2023
		7,551		$61.91	2/17/2024

F. Quinn Stepan	0			—	—			0	$0
		0		—	—

(1)

All options in this column that expire on February 18, 2023 became exercisable on February 19, 2015 and all options in this column that expire on February 17, 2024 are exercisable on February 18, 2016 except for the 5,620 options and stock appreciation rights granted to Mr. Beamer on July 23, 2013, which become exercisable on July 23, 2015 and expire on July 22, 2023 and the 6,661 options and stock appreciation rights granted to Mr. Behrens on April 29, 2014, which become exercisable on April 29, 2016 and expire on April 28, 2024.

(2)

The number of shares shown for each NEO’s performance-based award is based on achieving the threshold financial performance metrics with respect to each award. See Compensation Discussion and Analysis for additional information on vesting conditions for Stock Awards.

(3)

Reflects market value of Stock Awards granted in February 2013 and February 2014 that have not yet been earned and are valued at $40.08, the closing price of the Company’s common stock on December 31, 2014.

OPTION EXERCISES AND STOCK VESTED

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#) (1)	Value Realized on Vesting ($)
F. Quinn Stepan, Jr.	—	$0	—	$0
Scott D. Beamer	—	$0	—	$0
John V. Venegoni	4,408	$79,234	—	$0
Scott R. Behrens	—	$0	—	$0
Scott C. Mason	—	$0	—	$0
F. Quinn Stepan	—	$0	—	$0

(1)

The Stock Awards granted in 2012 were contingent upon the Company achieving certain financial targets during the performance period ending December 31, 2014. The Company did not achieve these financial targets and therefore no Stock Awards were acquired on vesting.

PENSION BENEFITS

The pension values included in the table below are the present value of the benefits expected to be paid in the future. The amount of each future payment is based on the current accrued pension benefit. The Retirement Plans include both the Retirement Plan for Salaried Employees and the SERP, and the values of the benefits issued under these plans are determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in each plan. Mr. Venegoni retired from the Company in September 2014 and commenced his pension benefits effective January 1, 2015. Further information regarding the Company’s Retirement Plans is provided above in the Compensation Discussion and Analysis.

For the Retirement Plan for Salaried Employees and the SERP components included in Present Values of Accumulated Benefit, the normal retirement benefit is based on the following formula:

●	50% of final average earnings less 50% of the participant’s primary Social Security benefit multiplied by service up to 30 years divided by 30.
●	Normal Retirement: age 65.
●

Early Retirement: retirement before age 65 and on or after both attaining age 55 and completing five years of vesting service. The normal retirement benefit is reduced by 4/12 of 1% per month for each month between the date on which the payments begin and the date of the participant’s 63rd birthday.

●	Service: credited from date of hire to June 30, 2006, with a maximum of 30 years.
●

Final Average Earnings: highest consecutive five years of base compensation during last ten years of service through June 30, 2006. This amount is limited for the Retirement Plan for Salaried Employees to the amount allowed by Code regulations.

The specific assumptions used in estimating Present Values of Accumulated Benefit include:

●

Assumed Retirement Age: pension benefits are assumed to begin at each participant’s earliest unreduced retirement age, but not before the participant’s current age. The earliest unreduced retirement age is 63 for both plans.

●	Discount Rate: the applicable discount rates as of December 31, 2012, December 31, 2013, and December 31, 2014, are 4.2%, 4.9% and 4.1%, respectively.
●

Mortality Table: the mortality table used as of December 31, 2012, is the IRS Prescribed Mortality Table for 2013. The mortality table used as of December 31, 2013, is the IRS Prescribed Mortality Table for 2014. The mortality table used as of December 31, 2014, is the RP-2014 annuitant table with Scale MP improvements. The table used for 2014 has lower mortality rates relative to the table used for 2013.

The information shown in the table below has been developed based on actuarial assumptions that the Company believes to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values.

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)	Payments During Last Fiscal Year ($)
F. Quinn Stepan, Jr.	Retirement Plan for Salaried Employees	20.7	$661,794	$—
	Supplemental Executive Retirement Plan	20.7	$772,042	$—

Scott D. Beamer	Retirement Plan for Salaried Employees	N/A	N/A	N/A
	Supplemental Executive Retirement Plan	N/A	N/A	N/A

John V. Venegoni	Retirement Plan for Salaried Employees	23.9	$871,399	$—
	Supplemental Executive Retirement Plan	23.9	$203,408	$—

Scott R. Behrens	Retirement Plan for Salaried Employees	13.4	$153,628	$—
	Supplemental Executive Retirement Plan	N/A	N/A	N/A

Scott C. Mason	Retirement Plan for Salaried Employees	N/A	N/A	N/A
	Supplemental Executive Retirement Plan	N/A	N/A	N/A

F. Quinn Stepan	Retirement Plan for Salaried Employees	30.0	$873,773	$72,661
	Supplemental Executive Retirement Plan	30.0	$1,648,197	$—

NONQUALIFIED DEFERRED COMPENSATION

Pursuant to the Company’s Management Incentive Plan, certain executives, including the NEOs, may defer annual incentive awards earned. Deferral elections are made by eligible executives in December of each year for the amounts to be earned in the following year. An executive may defer all or a portion of his or her award pursuant to the provisions of the Management Incentive Plan. Deferred amounts are credited with earnings or losses based on the rate of return of mutual funds selected by the executive, which the executive may change as allowed under the Management Incentive Plan. Additional information regarding the Management Incentive Plan is included in the “Elements of Compensation” section of the Compensation Discussion and Analysis.

After an executive has elected to defer all or a portion of his or her annual incentive awards, no amounts can be paid until the executive has separated from service with the Company in accordance with the provisions of the Management Incentive Plan. At that time, benefits in the executive’s account shall be paid in a single sum or in substantially equal annual installments over 3, 5 or 10 years, as elected by the executive.

Executives may also elect to defer receipt of all or a portion of certain incentive compensation payments in accordance with the Performance Award Deferred Compensation Plan. Information regarding deferrals under the Management Incentive Plan and Performance Award Deferred Compensation Plan is included in the table below.

Name	Executive Contributions in Last Fiscal Year ($) (1)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings (Losses) in Last Fiscal Year ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)
F. Quinn Stepan, Jr.	$—	$—	($5,272,285)	$—	$8,522,931
Scott D. Beamer	$—	$—	$—	$—	$—
John V. Venegoni	$—	$—	($684,015)	$—	$2,562,516
Scott R. Behrens	$—	$—	($291,753)	$—	$464,688
Scott C. Mason	$—	$—	$—	$—	$—
F. Quinn Stepan	$—	$—	($9,589,292)	$—	$26,862,980

(1)

Reflects amounts deferred under the Management Incentive Plan and Stock Awards deferred under the Performance Award Deferred Compensation Plan. The number of Stock Awards acquired on vesting is also included in the Option Exercises and Stock Vested Table.

In addition, the Company is presenting the Management Incentive Plan (As Amended and Restated Effective January 1, 2015) for stockholder approval at this 2015 Annual Meeting of Stockholders (see Appendix A and the summary of the section “Approval of Stepan Company Management Incentive Plan (As Amended and Restated Effective January 1, 2015)” in this proxy statement).

DIRECTOR COMPENSATION

Overview of Director Compensation Program

The Company uses a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on the Board of Directors. The Compensation and Development Committee annually reviews the adequacy and competitiveness of the amount of the annual retainer fee, Board committee chairmen fees, and stock awards, and makes adjustments as it deems appropriate.

Directors’ Fees

For the fiscal year ended December 31, 2014, Directors who were not also employees of the Company (“Non-Employee Directors”) were paid an annual retainer fee (“Annual Director Retainer Fee”) of $75,000. In addition, the Chairman of the Audit Committee was paid an additional annual fee of $15,000, the Chairman of the Compensation and Development Committee was paid an additional annual fee of $10,000, and the Chairman of the Nominating and Corporate Governance Committee was paid an additional annual fee of $8,000. No fees or other compensation for service as a Director were paid to Directors who are also employees of the Company.

Based upon a review of the benchmark information contained in the 2013-2014 National Association of Corporate Directors (NACD) Directors Compensation Report, the Company recommended and the Compensation and Development Committee approved a change to the current Nominating and Corporate Governance Committee Chair fee. Effective January 1, 2015, the annual Nominating and Corporate Governance Committee Chair fee will increase from $8,000 to $10,000.

Directors Deferred Compensation Plan

A Non-Employee Director, at his election, may defer receipt of his Director compensation into one or more available investment options offered under the Stepan Company Directors Deferred Compensation Plan Amended and Restated as of January 1, 2012 (“Directors Deferred Plan”). At the election of a Non-Employee Director, deferred payments generally may be made in shares of Company Common Stock or cash, depending upon the election made by the Non-Employee Director.

Incentive Compensation Program for Non-Employee Directors

Pursuant to the 2011 Incentive Plan, each Non-Employee Director serving as a Director of the Company on the date of the annual meeting of stockholders each year will be awarded an annual stock award for either delivery of shares of Common Stock at the time of the grant or, at the Non-Employee Director’s election, deferred receipt of the annual stock award, upon the terms and conditions as determined by the Compensation and Development Committee (“Annual Stock Award”). For 2014, the Non-Employee Directors received an Annual Stock Award in the amount of $75,000 (1,288 shares of Company Common Stock based upon the market price of $58.22 on April 29, 2014). The number of shares was determined by dividing $75,000 by the average of the opening and closing price of Common Stock on the day of grant. The Annual Stock Award vests immediately and a Non-Employee Director, at his election, can defer receipt of the Annual Stock Award as provided in the 2011 Incentive Plan. Dividend equivalents are paid on deferred Annual Stock Awards. The Non-Employee Directors did not receive any other stock option or stock grants in 2014.

Based upon benchmark information contained in the 2013-2014 NACD Directors Compensation Report concerning equity compensation to Non-Employee Directors, the Company recommended no changes to the current $75,000 Annual Stock Award.

In addition, under the 2011 Incentive Plan, the Compensation and Development Committee is also permitted to make grants of stock options or additional stock awards to Non-Employee Directors at the times and in the amounts and subject to such other terms and conditions as determined by the Compensation and Development Committee in its sole discretion, such as outstanding Company performance. The last stock option was granted in 2010. The 2011 Incentive Plan sets forth certain restrictions upon the exercise of stock options by Non-Employee Directors upon termination of their service by reason of death, disability, retirement or otherwise.

For 2014, the Annual Stock Award granted to a Non-Employee Director under the 2011 Incentive Plan is in addition to the Annual Director Retainer Fee and Board committee chairmen fees payable to the Non-Employee Director by the Company in cash or deferred compensation as discussed above.

Non-Employee Directors’ Stock Ownership Policy

The Company maintains a Non-Employee Directors’ Stock Ownership Policy which requires each Non-Employee Director to own a minimum of Company Common Stock equivalent in value to five times the current Annual Director Retainer Fee paid by the Company. The following shares count towards the stock ownership requirements: (i) shares owned directly or by any immediate family member, (ii) shares owned indirectly as trustee or custodian for the benefit of children and family members, and (iii) shares held in the Non-Employee Director’s deferred compensation plan accounts. Stock option grants do not count towards the stock ownership requirements unless actually exercised.

Non-Employee Directors have five years from the date of their initial election or appointment as a Director to achieve compliance with these stock ownership requirements. Typically, Non-Employee Directors meet their respective stock ownership requirement by making approximately 20 percent progress each year for five years. Compliance with the stock ownership policy for all Non-Employee Directors is reviewed on an annual basis. Currently, all Non-Employee Directors are either in full compliance with stock ownership requirements or have made the requisite amount of progress towards full compliance. Any Non-Employee Director who is not in compliance with the required stock ownership level will not be eligible for any additional, discretionary grants of stock options or stock awards until compliance is achieved.

Hedging and Trading Restrictions

The Company has an Insider Trading Policy which, among other things, prohibits Non-Employee Directors from hedging the economic risk of their stock ownership. This policy also prohibits short-selling of the Company’s securities. Among other restrictions, this policy also prohibits trading in the Company’s securities outside of trading window periods or without pre-clearance.

Retirement Plan for Non-Employee Directors

The Company has a non-qualified, non-funded retirement income plan for the benefit of the Non-Employee Directors (the “Director Retirement Plan”). The Director Retirement Plan provides for a benefit after ten years of service of 50 percent of the Annual Director Retainer Fee at retirement plus two percent for each year served on the Board of Directors in excess of ten years with a maximum 25 years credit in excess of ten years. Benefits commence at 70 years of age. Effective December 31, 2005, the Director Retirement Plan was amended to provide that no other individual shall become eligible to participate in the Director Retirement Plan. In addition, all benefit accruals were frozen for current participants effective December 31, 2005. Those Non-Employee Directors who were eligible to receive benefits under the Director Retirement Plan as of December 31, 2005, will receive such benefits.

None of the current Non-Employee Directors are eligible to receive any benefits under the Director Retirement Plan.  However, the pension values for participants are the present value of the benefits expected to be paid under the Director Retirement Plan in the future. The amount of each future payment is based on each participant’s frozen accrued pension benefit in the Director Retirement Plan. The actuarial assumptions are the same as used in the Company’s financial statements. The retirement age is the earliest unreduced retirement age as defined in the Director Retirement Plan. The change in pension values has been developed based on actuarial assumptions that are considered to be reasonable. Other actuarial assumptions could also be considered to be reasonable and would result in different values. The change in pension values includes the effect of the time value of money for each Director being one year closer to the retirement age (70) for the Director Retirement Plan.

For the Director Retirement Plan components included in the present value calculation, the benefit is based on the following formula:

●	The Director Retirement Plan was frozen to new participants and there are no additional benefit accruals as of December 31, 2005.
●

The normal retirement benefit is based on the sum of (1) 50% of the Annual Director Retainer Fee in effect as of December 31, 2005, and (2) 2% of the Annual Director Retainer Fee in effect as of December 31, 2005, multiplied by the years of service in excess of ten years of service.

●	Normal Retirement: age 70.
●	Early Retirement: none.
●	Years of Service: number of completed calendar years a Non-Employee Director has served on the Board of Directors. Years of service were frozen as of December 31, 2005.

The specific assumptions used in estimating present values include:

●	Assumed Retirement Age: the normal retirement age is 70 years old.
●	Discount Rate: the applicable discount rate as of December 31, 2014, is 3.60%.
●	Mortality Table: the mortality table used as of December 31, 2014, is the RP-2014 annuitant table with Scale MP improvements.

Director Compensation Table

The table below summarizes the compensation paid by the Company to Non-Employee Directors for the fiscal year ended December 31, 2014.

Name (1)	Fees Earned or Paid in Cash ($)	Stock Awards ($) (2)	Option Awards ($) (3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Michael R. Boyce	$83,000	$74,987	$—	$—	$—	$—	$157,987
Randall S. Dearth	$75,000	$74,987	$—	$—	$—	$—	$149,987
Joaquin Delgado	$75,000	$74,987	$—	$—	$—	$—	$149,987
Gregory E. Lawton	$85,000	$74,987	$—	$—	$—	$—	$159,988
Edward J. Wehmer	$90,000	$74,987	$—	$—	$—	$—	$164,987

(1)

F. Quinn Stepan, Jr., the Company’s President and Chief Executive Officer, and F. Quinn Stepan, the Company’s Chairman, are not included in this table as they are employees of the Company and thus receive no compensation for their services as Directors. The compensation amounts received by Messrs. Stepan, Jr. and Stepan as employees of the Company are shown in the Summary Compensation Table.

(2)	Reflects Stock Awards granted in April 2014. Each Non-Employee Director was awarded 1,288 shares.
(3)	As of December 31, 2014, each Non-Employee Director has the following number of stock options outstanding: Mr. Boyce: 872; Mr. Dearth: 0; Dr. Delgado: 0; Mr. Lawton: 0; and Mr. Wehmer: 0.

APPROVAL OF STEPAN COMPANY MANAGEMENT INCENTIVE PLAN

(AS AMENDED AND RESTATED EFFECTIVE JANUARY 1, 2015)

BACKGROUND

The Board of Directors recommends that the stockholders approve the Stepan Company Management Incentive Plan (As Amended and Restated Effective January 1, 2015) (the “2015 Management Incentive Plan”), which was adopted by the Board of Directors on February 24, 2015, subject to stockholder approval.  If approved by the stockholders at this 2015 Annual Meeting of Stockholders, the 2015 Management Incentive Plan would be effective January 1, 2015. A copy of the 2015 Management Incentive Plan is included as Appendix A and the following description is qualified in its entirety by reference to the 2015 Management Incentive Plan.

The 2015 Management Incentive Plan amends and restates in its entirety the Stepan Company Management Incentive Plan (As Amended and Restated Effective January 1, 2010) (the “2010 Management Incentive Plan”), which was approved by stockholders at the Company’s 2009 Annual Meeting of Stockholders.

Stockholder approval of the 2015 Management Incentive Plan is intended to provide the Company with the ability to potentially preserve the tax deductibility of annual cash incentive awards paid to eligible executive officers under Section 162(m) of the Code.  In addition, the 2015 Management Incentive Plan makes certain other substantive and non-substantive changes as further described below.  Outstanding Awards under the 2010 Management Incentive Plan will continue in effect in accordance with their terms.

SUMMARY OF MATERIAL CHANGES FROM 2010 MANAGEMENT INCENTIVE PLAN

Increase in Maximum Award Limit.  The 2015 Management Incentive Plan increases the maximum limit on the amount of incentive awards that may be granted to a participant under the 2015 Management Incentive Plan during any year from the lesser of $1,500,000 or 150% of the participant’s base salary to the lesser of $2,000,000 or 200% of the participant’s base salary.

Change to Deadline for Deferral Election.  The 2015 Management Incentive Plan extends the deadline for making deferral elections with respect to Awards thereunder from December 31 of the calendar year immediately before the calendar year for which the Award is made to June 30 of the calendar year for which such Award is made.

Conversion of Deferred Award into Share Units of Company Common Stock.  The 2015 Management Incentive Plan provides that the amount of a deferred Award that the participant elects to be credited to the Company Stock Account will be converted into the number of share units equal to the number of shares of the Company’s common stock that the amount of the deferred Award would purchase based on the closing market price of such stock on the New York Stock Exchange on the day the Award is allocated.  Previously, the 2010 Management Incentive Plan had based the number of shares of the Company’s common stock that the amount of the deferred Award would purchase on the average of the opening and closing market prices of the Company’s common stock for the calendar day on which the Award was declared.

Permissible Changes to General Investment Account Investment Fund Selection.  The 2015 Management Incentive Plan permits a participant to change the investment fund selection for the portion of a deferred Award credited to the participant’s General Investment Account on a daily basis, as opposed to on a quarterly basis, as permitted under the 2010 Management Incentive Plan.

Permissible Transfers of Pre-2007 Deferrals from the Company Stock Account.  The 2015 Management Incentive Plan permits a participant, subject to the Company’s Insider Trading Policy, to transfer all or a portion (in one percent increments) of the participant’s pre-2007 Company Stock Account balance to the General Investment Account at any time.  Under the 2010 Management Incentive Plan, such transfers had been restricted to being made effective as of the last day of the calendar quarter.

Distribution Election Changes.  Under the 2015 Management Incentive Plan, participants will be permitted to make a new election as to the form of payment for each calendar year’s Award deferral.  Previously, under the 2010 Management Incentive Plan, a participant’s initial form of payment election applied to all Awards deferred for future calendar years until the participant was permitted to make a new election beginning at age 50.

Authority to Fund through a Rabbi Trust.  The 2015 Management Incentive Plan permits, but does not require, the Company to establish a grantor trust or similar mechanism to fund the Company’s obligations under the 2015 Management Incentive Plan.

SUMMARY OF THE OTHER MATERIAL TERMS OF THE 2015 MANAGEMENT INCENTIVE PLAN

Purpose

The 2015 Management Incentive Plan is a nonqualified deferred compensation plan that allows participants to elect to defer all or a portion of their compensation earned under this plan. The Board of Directors believes that the 2015 Management Incentive Plan will promote the financial interests of the Company by attracting and retaining qualified persons in executive and other managerial positions and to provide them with an additional incentive to contribute to the success of the Company by further aligning the interests of these persons with those of the Company’s stockholders. The 2015 Management Incentive Plan is intended to qualify under the performance-based compensation exemption of Code Section 162(m)(4)(C).

Administration

The Compensation and Development Committee of the Board of Directors (the “Committee”) will have the authority to administer the 2015 Management Incentive Plan. None of the members of the Committee is eligible to receive Awards under the 2015 Management Incentive Plan.

Participation

The individuals eligible to receive an incentive award (the “Award”) for any calendar year are those executive, managerial and key employees of the Company, including its subsidiaries, selected by the Committee or its designee. An individual will be considered a Participant in the 2015 Management Incentive Plan upon this selection by the Committee. The Committee has selected 193 executive, managerial and key employees of the Company as eligible to receive an Award for 2015.  Notwithstanding the foregoing, a Participant must be employed by the Company or an Affiliate (as defined in the 2015 Management Incentive Plan) on December 31 of a calendar year to receive an Award for such year, except that a Participant whose employment with the Company and its affiliates terminates during a calendar year because of his or her death, disability, or retirement may not be prevented from being eligible, within the discretion of the Committee, for the earned Award to which the Participant would otherwise be entitled prorated based on his or her actual period of employment during such year.

Awards

The Committee will determine the amount of an Award for any year, subject to the provisions described below, which will be based upon the performance of the Company or a subsidiary, the performance of the Participant’s department (if relevant), and/or the performance of the Participant. The amount of an Award to any Participant for any calendar year may not exceed 200% of the amount of the actual base salary payable to the Participant by the Company and its subsidiaries for that calendar year (the “Base Salary”). An Award to a Participant for any calendar year will be paid to or on behalf of the Participant, in cash, as soon as practicable (and no later than March 15) after the close of the calendar year for which the Award is made except if deferred, as described below. An Award is considered made or granted for the calendar year in which the services entitling the Participant to the Award are performed.

Awards for Certain Designated Participants

Awards granted under the 2015 Management Incentive Plan for any calendar year to Participants who are Covered Employees for that calendar year will be subject to the provisions of pre-established performance goals (the “Performance Goals”) described below. Eligibility for participation in the 2015 Management Incentive Plan of Covered Employees for Awards for a calendar year is limited to those executive, managerial and key employees of the Company, including its subsidiaries, selected by the Committee. The Committee may not modify the terms of Awards to such Participants except as specifically set forth in the 2015 Management Incentive Plan. For purposes of the 2015 Management Incentive Plan, “Covered Employee” means, for any calendar year, a Participant designated by the Committee prior to the grant of an Award for that year who is or may be a “covered employee” within the meaning of Code Section 162(m)(3) for the year in which that Award would be payable and for whom the Committee intends amounts payable with respect to that Award to qualify under the performance-based compensation exemption of Code Section 162(m)(4)(C). Earned Awards for Covered Employees are intended to satisfy the performance-based compensation exemption under Code Section 162(m)(4)(C) and the related regulations.

Award Opportunities. On or before the 90th day of any calendar year, and before 25% or more of the calendar year has elapsed, the Committee will establish in writing the Awards and the specific Performance Goals for the calendar year. The payment of such Awards (the “Covered Employee Incentive Awards”) to Participants who may be Covered Employees for that calendar year will be conditioned upon the attainment of those Performance Goals. A Covered Employee Incentive Award will be based upon a percentage of the Participant’s Base Salary designated by the Committee at the time the Award is granted, which percentage need not be the same for each Participant (the “Target Incentive Award”). The extent, if any, to which a Covered Employee Incentive Award will be payable will be based solely upon the degree of achievement of pre-established Performance Goals over the specified calendar year, provided, however, that the Committee may, in its sole discretion, reduce or eliminate the amount which would otherwise be payable with respect to a calendar year.

Performance Goals. The Performance Goals established by the Committee at the time a Covered Employee Incentive Award is granted will be based on one or more business or financial measures relating to the Company, one or more of its subsidiaries, or one or more business or functional units thereof.  Performance Goals must be limited to specified levels of or relative Company performance in: earnings per share, market share, stock price, sales, costs, capital expenditures, revenue, net operating income, net income, corporate net income, net income per share, cash flow, corporate free cash flow, retained earnings, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), return on equity, return on capital, return on invested capital, corporate return on invested capital, return on assets, return on total assets employed, total shareholder return, shareholder value analysis, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, operating and maintenance cost management, operating earnings, operating earnings per share, environmental standards or compliance, economic value added, margins, and measures of employee satisfaction or engagement.  All Performance Goals must be objective performance goals satisfying the requirements for “performance-based compensation” within the meaning of Code Section 162(m)(4).

At the time of establishing a Performance Goal, the Committee will specify the manner in which the Performance Goal will be calculated. In so doing, the Committee may exclude the impact of certain specified events from the calculation of the Performance Goal, such as subsequent changes in accounting standards. Such Performance Goals also may be based on the attainment of specified levels of performance of the Company, one or more subsidiaries, or one or more business or functional units thereof, under one or more of the measures described above relative to the performance of other corporations or indices.

Payment of an Earned Covered Employee Incentive Award. At the time the Covered Employee Incentive Award is granted, the Committee will prescribe in writing a formula to determine the percentage of the Target Incentive Award (which may exceed 100%) which may be payable based upon the degree of attainment of the Performance Goals during the calendar year. If the minimum level of achievement of the Performance Goals established by the Committee is not met, no payment will be made to a Participant who is a Covered Employee. To the extent that the minimum level of achievement of the Performance Goals is satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent and any other material terms and conditions of the Covered Employee Incentive Awards have been satisfied, payment of an earned Covered Employee Incentive Award will be made, in cash, as soon as practicable (and no later than March 15) after the close of the calendar year for which the Award is granted, or deferred in accordance with the Participant’s election as described below, unless the Committee determines, in its sole discretion, to reduce or eliminate the payment to be made.

Maximum Payable. The maximum amount of a Covered Employee Incentive Award payable to a Covered Employee under the 2015 Management Incentive Plan for any calendar year is $2,000,000 or, if less, 200% of the Participant’s Base Salary.

Effect of Section 162(m).  Section 162(m) of the Code generally disallows a deduction for certain compensation paid to the Company’s Covered Employees in a taxable year to the extent that compensation to a covered employee exceeds $1 million for such year. If annual cash incentive awards under the 2015 Management Incentive Plan qualify as “qualified performance-based compensation” for purposes of Section 162(m) of the Code, then the Company may be able to receive a federal income tax deduction for that compensation.  While the Company believes it is in the Company’s and its stockholders’ best interests to have the ability to potentially grant qualified performance-based compensation under Section 162(m) of the Code under the 2015 Management Incentive Plan, it may decide to grant compensation that will not qualify as qualified performance-based compensation for purposes of Section 162(m) of the Code.  Moreover, even if the Company intends to grant compensation that qualifies as qualified performance-based compensation for purposes of Section 162(m) of the Code under the 2015 Management Incentive Plan, it cannot guarantee that such compensation will so qualify or ultimately will be deductible by the Company.

The Committee has developed an executive compensation program that generally determines a significant level of compensation based on the achievement of performance goals.  With respect to annual cash incentive awards, in order to satisfy the qualified performance-based compensation exception to the deduction limitation of Section 162(m) of the Code, the payout of the award must be contingent solely on the attainment of one or more performance goals determined by a committee of two or more outside directors for purposes of Section 162(m) of the Code.  The award must also be granted pursuant to a stockholder approved plan containing (1) the material terms of the performance criteria pursuant to which the performance goals may be established, (2) identification of the individuals eligible to receive awards under the plan, and (3) a specified limit on the maximum awards that a participant may receive within a certain time period or periods under the plan.  Stockholder approval of the 2015 Management Incentive Plan is intended to satisfy the stockholder approval requirements under Section 162(m) of the Code.

The Company is seeking stockholder approval of the 2015 Management Incentive Plan and its material terms, including the individuals eligible to receive awards, performance measures and individual grant limit under the 2015 Management Incentive Plan, to have the flexibility to potentially grant performance-based awards under the 2015 Management Incentive Plan that may be fully deductible for federal income tax purposes.  If the stockholders approve the 2015 Management Incentive Plan and the material terms for qualified performance-based compensation under the 2015 Management Incentive Plan, assuming that all other Section 162(m) requirements are met, the Company may be able to obtain tax deductions with respect to awards issued under the 2015 Management Incentive Plan to its Covered Employees without regard to the limitations of Section 162(m) through the 2020 Annual Meeting of Stockholders (i.e., for five years). If stockholders do not approve the 2015 Management Incentive Plan, the 2015 Management Incentive Plan will not be used for awards, and the Company generally will be limited in its ability to deduct performance-based compensation for purposes of Section 162(m) of the Code.

New Plan Benefits

The following New Plan Benefits table lists (i) each NEO, (ii) all of the Company’s NEOs and current executive officers as a group, (iii) all of the Company’s eligible non-employee directors as a group, and (iv) all other current employees who are not executive officers as a group, indicating the Threshold, Target and Maximum amounts of the 2015 annual incentive awards that have been approved by the Committee under the 2015 Management Incentive Plan for each of the foregoing, subject to stockholder approval of the 2015 Management Incentive Plan:

Name	Threshold ($)	Target ($)	Maximum ($)
F. Quinn Stepan, Jr. – President and Chief Executive Officer	0	800,000	1,600,000
Scott D. Beamer – Vice President and Chief Financial Officer	0	195,000	390,000
John V. Venegoni – Vice President and General Manager, Surfactants (1)	0	0	0
Scott R. Behrens – Vice President and General Manager, Surfactants	0	189,000	378,000
Scott C. Mason – Vice President, Global Supply Chain	0	199,800	399,600
F. Quinn Stepan – Chairman	0	375,000	750,000
NEOs and Current Executive Officers as a Group (8 individuals)	0	2,204,600	4,409,200
Current Non-Employee Directors as a Group (0 individuals)	0	0	0
Eligible Non-Executive Officer Employees As a Group (185 individuals)	0	8,300,955	10,985,080

(1)	Mr. Venegoni retired from the Company in September 2014 and therefore is not eligible to receive any Awards under the 2015 Management Incentive Plan.

Deferrals

Elections. Subject to the terms and conditions of the 2015 Management Incentive Plan, a Participant may elect to defer the payment of all or any portion of an Award, including a Covered Employee Incentive Award, granted to the Participant under the 2015 Management Incentive Plan for any calendar year by submitting a request (a “Deferral Request”) with the Committee or its designee in such form that it may require. Unless the Participant is newly eligible to participate in the 2015 Management Incentive Plan, such Deferral Request must be filed with and accepted by the Committee no later than June 30 of the calendar year for which such Award is made and may be made only by Participants who have performed services for the Company continuously from the later of January 1 of the calendar year for which the Award is made or the date the Committee establishes the Performance Goals for the Award. A Participant’s Deferral Request for any calendar year must designate the amount of the Award to be deferred and will become irrevocable as of midnight on June 30 of the calendar year for which the Award is made.

Accounts. Subject to the terms and conditions of the 2015 Management Incentive Plan, an Award that is deferred as described in the previous paragraph will be credited, as elected by the Participant in the Deferral Request, to a Company stock account or the general investment account maintained by the Company for the Participant. Any portion of an Award allocated to the Participant’s stock account will be credited with the number of share units equal to the number of shares of the Company’s common stock that the amount of the Award would purchase based on the closing market price of such stock on the New York Stock Exchange for the calendar day on which the Award is allocated. Any portion of an Award allocated to the Participant’s investment account will be invested as soon as reasonably possible after the date the Award is declared by the Committee in an investment fund selected by the Participant, with the consent of the Committee, specified in the Deferral Request for such Award.

Payments. A Participant may elect to receive payments for deferred Awards from his or her account in equal annual installments for a three-, five- or ten-year period or in a single lump sum. Payment will be made or commence, as applicable, in February of the first calendar year following the year in which the Participant’s employment with the Company or its subsidiaries terminates for any reason, except due to death, or for Awards earned for 2016 and later years, March 1 of the calendar year following the performance period, if later. A Participant’s distribution election may be modified at the times and in the manner set forth in the 2015 Management Incentive Plan. All amounts credited to a Participant under the 2015 Management Incentive Plan will be paid in cash, except for amounts credited to the Participant’s stock account with respect to certain deferred Awards that may at the Participant’s election or must be paid in shares of the Company’s common stock, as set forth in the 2015 Management Incentive Plan.

Withholding

The Company may deduct from all amounts paid pursuant to the 2015 Management Incentive Plan any taxes required by law to be withheld with respect to such amounts. Notwithstanding any other provision of the 2015 Management Incentive Plan, the Company does not guarantee any particular tax result for any Participant or beneficiary with respect to participation in or payments under the 2015 Management Incentive Plan, and each Participant or beneficiary will be responsible for any taxes imposed on the Participant or beneficiary with respect to such participation or payments under the 2015 Management Incentive Plan.

Adjustments

In the event of a stock dividend, stock split, issuance of additional shares, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change affecting the Company’s common stock, the number of share units equal to the number of shares of the Company’s common stock that have been credited to Participants’ stock accounts under the 2015 Management Incentive Plan will be automatically adjusted by the Committee to preserve each Participant’s proportionate interest immediately prior to such corporate change.

Amendment and Termination

The Board of Directors may from time to time amend the 2015 Management Incentive Plan in such respects as it deems advisable and may terminate the 2015 Management Incentive Plan at any time, provided, however, that no such amendment or termination may adversely affect any right or obligation with respect to any Award previously made under the 2015 Management Incentive Plan or cause any amount deferred pursuant to the 2015 Management Incentive Plan to be included in gross income or subject to additional tax and interest under Code Section 409A(a)(1). Additionally, no amendment may be made without stockholder approval if such approval is necessary to comply with law, regulatory requirements or the rules of any exchange or automated quotation system upon which the shares of the Company’s common stock are listed or quoted.

Transferability

The interest of a Participant under the 2015 Management Incentive Plan is not subject to the claims of his or her creditors and may not be assigned, transferred, alienated, pledged or encumbered.

Source of Benefits

The 2015 Management Incentive Plan is an unfunded plan. The Company is not required to establish a trust or otherwise fund its obligations to Participants under the 2015 Management Incentive Plan in any way, although the Company may establish a grantor trust or similar mechanism through which obligations under the 2015 Management Incentive Plan may be funded.  Amounts payable under the 2015 Management Incentive Plan will be paid solely from the Company’s general assets unless the Company elects to fund its obligations through a grantor trust or similar mechanism. The deferred portions of Awards under the 2015 Management Incentive Plan are maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and, therefore, exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

Code Section 409A

It is intended that the 2015 Management Incentive Plan (including any amendments thereto) comply with the provisions of Code Section 409A to prevent the inclusion in gross income of any amounts accrued hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to Participants. The 2015 Management Incentive Plan will be interpreted, construed and administered in a manner that will comply with Code Section 409A, including final regulations or any other guidance issued by the Secretary of the Treasury and the IRS with respect thereto.

REQUIRED VOTE FOR APPROVAL

The approval by the affirmative votes of the holders of a majority of the outstanding shares of Common Stock present, or represented by proxy, and entitled to vote at the meeting is necessary for the approval of the 2015 Management Incentive Plan.

PROPOSAL: The Board of Directors recommends a vote FOR the approval of the Stepan Company Management Incentive Plan (As Amended and Restated Effective January 1, 2015).

ADVISORY VOTE ON NAMED EXECUTIVE OFFICER COMPENSATION

As required under the Dodd-Frank Act and Section 14A of the Securities Exchange Act of 1934 (the “Exchange Act”), the Company is including in this proxy statement a non-binding advisory vote regarding compensation of the Company’s NEOs. The Company asks annually for the stockholders to indicate their approval of the compensation paid to the Company’s NEOs as described in this proxy statement under the heading “Executive Compensation,” which includes the Compensation Discussion and Analysis as well as the compensation tables and related narratives included elsewhere in this proxy statement. Those sections describe the Company’s NEO compensation programs and the rationale behind the decisions made by the Compensation and Development Committee.

This Say-on-Pay vote provides stockholders with the opportunity to express their views about the compensation paid to the Company’s NEOs as described in this proxy statement. A stockholder may vote “FOR” or “AGAINST” the resolution or “ABSTAIN” from voting on the resolution. The result of the Say-on-Pay vote will not be binding on the Company or the Board of Directors. However, the Board of Directors values the views of the Company’s stockholders and will review the voting results and take them into consideration when making future decisions regarding compensation of the Company’s NEOs. At the 2014 Annual Meeting of Stockholders, the Company’s executive compensation was approved by approximately 90% of the votes cast on the advisory Say-on-Pay vote. The Board of Directors and the Compensation and Development Committee considered these voting results when they made decisions regarding the compensation of the Company’s NEOs.

The Board of Directors believes that the Company’s executive compensation program is appropriately designed and is operating effectively to compensate the Company’s NEOs based on achievement of annual and long-term performance goals that are aligned with enhanced stockholder value. As described in the Compensation Discussion and Analysis, the Company’s objectives for its compensation program, including the compensation program for the NEOs, are as follows:

●	motivate employees to achieve and maintain a high level of performance, and drive improved year-over-year financial performance that will help the Company achieve its goals;
●	align the interests of our employees with the interests of our stockholders;
●	provide for levels of compensation competitive with the marketplace; and
●	attract and retain employees of outstanding ability.

In support of these objectives, the Compensation and Development Committee follows these guiding principles for setting and awarding NEO executive compensation:

●

Pay for Performance. The basic premise of the Company’s NEO compensation philosophy is to pay for performance. The Company’s intention is to foster a performance-driven culture with competitive total compensation as a key driver for executive employees. Compensation levels commensurate with Company performance align the interests of the Company’s NEOs with the interests of the Company’s stockholders. For 2014, incentive pay was directly connected to Company and individual performance. See both the “Short-Term Incentive Compensation” and the “Long-Term Incentive Compensation” sections in the Compensation Discussion and Analysis of this proxy statement for a discussion on the connection between Company performance and compensation levels for each incentive compensation component.

●

Competitive Compensation. Base salary was surveyed and determined to be consistent with similar positions in similar industries. The Company believes that the level of 2014 executive compensation offered as part of its total reward components was necessary to attract and retain talented NEOs. See the “Compensation Survey Data and Peer Group Data” section in the Compensation Discussion and Analysis of this proxy statement for a description of the process used for comparing the Company’s compensation programs with those of the Company’s peers.

●

Equity-Based Compensation Aligns the Company with the Interests of Stockholders. The Compensation and Development Committee has designed the compensation for NEOs to depend on the achievement of objective performance goals that drive, and are aligned with, stockholder value. Information related to the amount of NEO compensation that is paid as stock options, SARs and performance shares is described in the “Long-Term Incentive Compensation” section in the Compensation Discussion and Analysis of this proxy statement.

●

Stock Ownership Policy. The Company maintains a stock ownership policy because it believes that ownership of Company stock by key executives is desirable in order to focus both short-term and long-term decision-making on the best interests of the Company and its stockholders. See the “Stock Ownership Policy” section in the Compensation Discussion and Analysis of this proxy statement for a more detailed description of this policy.

●

Hedging and Trading Restrictions. The Company has an Insider Trading Policy which prohibits NEOs from hedging the economic risk of their stock ownership and prohibits short-selling of the Company’s securities. In addition, the Insider Trading Policy prohibits trading in the Company’s securities outside of trading window periods or without pre-clearance.

●

Reasonable and Limited Perquisites and Other Benefits. The limited amount of benefits and perquisites offered to the NEOs is common with companies in our industry and is reasonable in both nature and amount.

●

No Severance/Change-in-Control Agreements. None of the NEOs have any arrangement that provides for severance payments. Additionally, none of the NEOs are entitled to payment of any benefits upon a change-in-control.

As summarized above, the compensation earned by the Company’s NEOs for 2014 was aligned with both the Company’s pay for performance philosophy and 2014 Company performance. For the reasons discussed above and elsewhere in this proxy statement, the Board of Directors recommends that the stockholders vote to approve the following resolution:

RESOLVED, that on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in this proxy statement, including the Compensation Discussion and Analysis, compensation tables and related narratives, is hereby APPROVED.

PROPOSAL: The Board of Directors recommends that the stockholders vote FOR the approval of the above resolution relating to the compensation of the Company’s NEOs.

REPORT OF THE AUDIT COMMITTEE

In 2014, the Company’s Audit Committee was comprised of the following Non-Employee Directors: Messrs. Boyce, Dearth, Delgado, Lawton and Wehmer. Each of these Directors satisfies the New York Stock Exchange’s rules for independence. During 2014, Mr. Wehmer served as Chairman of the Audit Committee.

The Audit Committee has:

(a)

reviewed and discussed with management and Deloitte & Touche LLP (“Deloitte”), the independent registered public accounting firm appointed by the Board of Directors, the Company’s audited financial statements as of and for the year ended December 31, 2014;

(b)

discussed with the independent registered public accounting firm the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 16, Communications with Audit Committees;

(c)

received and reviewed the written disclosures and the letter from the independent registered public accounting firm required by the PCAOB regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence; and

(d)	considered whether the provision of non-audit services by the Company’s principal auditor is compatible with maintaining auditor independence.

Based on the reviews and discussions referred to above, we recommended to the Board of Directors that the Company’s audited financial statements as of and for the year ended December 31, 2014, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Michael R. Boyce

Randall S. Dearth

Joaquin Delgado

Gregory E. Lawton

Edward J. Wehmer

AUDIT COMMITTEE

The information contained in the Report of the Audit Committee above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates it by reference in such filing.

ACCOUNTING AND AUDITING MATTERS

Upon the recommendation of its Audit Committee, the Board of Directors has selected Deloitte as the independent registered public accounting firm for the Company for 2015. In connection with the audits for the two most recent fiscal years, there have been no disagreements with Deloitte on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Deloitte, would have caused Deloitte to make reference thereto in connection with its report on the financial statements of the Company for such time periods. Also during those time periods, there have been no “reportable events,” as such term is used in Item 304(a)(1)(v) of Regulation S-K.

Deloitte’s reports on the financial statements of the Company for the last two years contained neither an adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope, or accounting principles.

Representatives of Deloitte are expected to be present at the 2015 Annual Meeting of Stockholders with the opportunity to make a statement, if they desire to do so, and to be available to respond to appropriate questions from the stockholders.

PROPOSAL: Upon the recommendation of its Audit Committee, the Board of Directors recommends that the stockholders vote FOR the ratification of the appointment of Deloitte as the independent registered public accounting firm for the Company and its subsidiaries for fiscal year 2015.

Independent Registered Public Accounting Firm Fees

The following table presents fees for professional audit services rendered by Deloitte for the audit of the Company’s annual financial statements for the years ended December 31, 2014, and December 31, 2013, and fees billed for other services rendered by Deloitte during those periods:

	2014	2013

Audit Fees (a)	$1,411,500	$1,323,200
Audit-Related Fees (b)	0	0
Tax Fees (c)	326,200	282,200
All Other Fees (d)	2,600	16,200
Total	$1,740,300	$1,621,600

(a)

Audit services consist of the audit of the Company’s annual consolidated financial statements, the review of the Company’s quarterly consolidated financial statements, the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002, and foreign statutory audits.

(b)	There were no Audit-Related Fees in 2013 or 2014.
(c)	Tax Fees for 2013 and 2014 consist of tax advisory services, assistance with tax return filings in certain foreign jurisdictions, and preparation of expatriate tax returns.
(d)	All Other Fees consist of an annual subscription fee for an online accounting research tool licensed from Deloitte in 2013 and 2014, and due diligence assistance in 2013.

Pre-Approval Policy

The Audit Committee is responsible for appointing, setting compensation for and overseeing the work of the independent registered public accounting firm. The Audit Committee has established a policy requiring the pre-approval of all audit, audit-related, and permissible non-audit services provided by the independent registered public accounting firm. A copy of this policy is available at no charge upon written request to the Secretary of the Company. The policy provides guidance to management as to the specific services that the independent registered public accounting firm may perform for the Company. The policy requires that a description of the services expected to be performed by the independent registered public accounting firm, together with an estimate of fees, be provided to the Audit Committee for approval on an annual basis. The scope of these services is carefully considered by the Audit Committee to ensure such services are consistent with the rules of the SEC on auditor independence.

Any requests for audit, audit-related, and non-audit services not previously authorized must be submitted to the Audit Committee for specific pre-approval and cannot commence until such approval has been granted. Normally, pre-approval is provided at regularly scheduled Audit Committee meetings. However, the policy delegates to the Audit Committee Chairman, the authority to grant specific pre-approval between meetings provided that the Chairman reports any pre-approval decision to the Audit Committee at its next regularly scheduled meeting. The policy prohibits the Audit Committee from delegating to management the Audit Committee’s responsibility to pre-approve permitted services of the independent registered public accounting firm.

All of the services related to the Audit-Related Fees, Tax Fees and All Other Fees described above, if any, were approved by the Audit Committee in accordance with its pre-approval requirements.

2016 STOCKHOLDER PROPOSALS

In order for proposals from Company stockholders to be included in the Proxy Statement and Form of Proxy for the 2016 Annual Meeting of Stockholders in accordance with SEC Rule 14a-8, the Company must receive the proposals at its administrative offices at Edens Expressway and Winnetka Road, Northfield, Illinois 60093, no later than November 27, 2015.

A stockholder that intends to present business at the 2016 Annual Meeting of Stockholders other than pursuant to Rule 14a-8 must comply with the requirements set forth in the Company’s By-laws. Among other things, to properly bring business before an annual meeting (other than director nominations), a stockholder must give written notice containing the information required by the Company’s By-laws, which must be received by the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 2015 Annual Meeting of Stockholders is scheduled for April 28, 2015, the Company’s Secretary must receive the requisite notice and information for a stockholder proposal submitted other than pursuant to Rule 14a-8 no later than January 29, 2016.

A stockholder that intends to nominate a candidate for election as a director at the 2016 Annual Meeting of Stockholders must comply with the requirements set forth in the Company’s By-laws. Among other things, a stockholder must give written notice containing the information required by the Company’s By-laws, which must be received by the Secretary of the Company not later than 90 days prior to the anniversary date of the immediately preceding annual meeting of stockholders. Therefore, because the 2015 Annual Meeting of Stockholders is scheduled for April 28, 2015, the Company’s Secretary must receive the requisite notice and information for a nomination of a candidate for director no later than January 29, 2016.

In the event the 2016 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the anniversary date of the 2015 Annual Meeting of Stockholders, then the foregoing notices required by the Company’s By-laws, to be timely, must be received not later than the close of business on the tenth day following the date on which notice of the 2016 Annual Meeting of Stockholders is first given to stockholders or public disclosure of such meeting is made, whichever first occurs.

COMMUNICATIONS FOR ALL INTERESTED PARTIES

All interested parties may communicate directly with the Board of Directors, Non-Employee Directors or specified Directors of the Company by submitting all communications in writing to the Nominating and Corporate Governance Committee Chairman, c/o Secretary’s Office, Stepan Company, Edens Expressway and Winnetka Road, Northfield, Illinois 60093. The Secretary delivers all correspondence to the Nominating and Corporate Governance Committee Chairman without first screening the correspondence.

By order of the Board of Directors,

KATHLEEN O. SHERLOCK

    Assistant Secretary

Northfield, Illinois

March 26, 2015

Appendix A

STEPAN COMPANY

MANAGEMENT INCENTIVE PLAN

(As Amended and Restated Effective January 1, 2015)

SECTION 1

General

1.1 History and Effective Date. STEPAN COMPANY, a Delaware corporation (the “Company”), has previously established an incentive compensation plan known as the STEPAN COMPANY MANAGEMENT INCENTIVE PLAN (the “Plan”). The Plan was previously amended and restated effective as of January 1, 1992, January 1, 2005 and again as of January 1, 2010. The following provisions constitute a further amendment and restatement and continuation of the Plan, as heretofore amended, which amended and restated Plan is adopted effective January 1, 2015, subject to approval of the Plan by shareholders of the Company required by Section 8 hereof.

The Plan is intended to comply with the requirements of Sections 409A(a)(2) through (4) of the Internal Revenue Code of 1986, as amended (the “Code”), and any applicable regulations or other generally applicable official guidance issued thereunder, and shall be interpreted for all purposes in accordance with this intent.

Payments pursuant to Section 2.3 of the Plan are intended to qualify under the performance-based compensation exemption of Section 162(m)(4)(C) of the Code.

1.2 Purpose. The Plan is designed to assist the Company in attracting and retaining qualified persons in executive and other managerial positions and to provide them an additional incentive to contribute to the success of the Company.

1.3 Administration. The authority to control and manage the operation and administration of the Plan shall be vested in a committee (the “Committee”) which shall be the Compensation and Development Committee of the Board of Directors of the Company (the “Board of Directors”), or such other committee of the Board of Directors as the Board of Directors may from time to time determine. The Committee, to the extent awards under the Plan are intended to be exempt from Section 162(m) of the Code, shall be comprised solely of two or more persons, each of whom shall qualify as an “outside director” for purposes of Section 162(m)(4) of the Code and to the extent required to comply with Rule 16b-3 under Section 16(b) of the Securities Exchange Act of 1934, as amended, shall be comprised solely of two or more persons, each of whom shall qualify as a “non-employee director” for purposes of said Rule 16b-3. Except as otherwise expressly provided herein, the Committee shall have the full authority to interpret and construe the provisions of the Plan, to remedy ambiguities, inconsistencies or omissions of whatever kind, to prescribe, amend and rescind such rules and regulations as, in its opinion, may be necessary or appropriate for the proper and efficient administration of the Plan, and to determine conclusively all questions arising under the Plan, including questions of fact. It is intended that the Committee shall have the maximum authority and discretion allowed by law with respect to any and all of its duties and responsibilities relating to the Plan. Any interpretation of the Plan, and any decision on any matter within the discretion of the Committee affecting the Plan that is made by the Committee in good faith, shall be final and binding on all persons.

1.4 Applicable Law. The Plan shall be construed and administered in accordance with the laws of the State of Illinois, without regard to its choice of law provisions, to the extent that they are not preempted by the laws of the United States of America.

1.5 Gender and Number. Where the context admits, words in any gender shall include any other gender, words in the singular shall include the plural, and words in the plural shall include the singular.

1.6 Notices. Any notice or document required to be given to or filed with the Committee under the Plan will be properly filed if delivered or mailed by registered mail, postage prepaid, to the Committee, in care of the Company at its principal executive offices.

SECTION 2

Participation and Awards

2.1 Participation. The individuals who shall be eligible to receive an Award (as described in Section 2.2 or Section 2.3) for any calendar year shall be those executive, managerial and key employees of the Company, including its subsidiaries, selected by the Committee or its designee, subject to Section 2.3, at any time during such year. Notwithstanding the foregoing, an individual must be in the employ of the Company or an Affiliate (as defined in Section 6.5) on December 31 of a calendar year to receive an Award for such year, except that this provision shall not prevent a Participant whose employment with the Company or its Affiliates terminates during a calendar year because of his death, disability, or retirement from being eligible, within the discretion of the Committee, for the earned Award to which the Participant would otherwise be entitled prorated based on his actual period of employment during such year. An individual shall be considered a Participant in the Plan upon his or her designation by the Committee or, where applicable, its designee.

2.2 Awards. Subject to Section 2.3 hereof, the amount of an incentive award (the “Award”) for any calendar year shall be determined by the Committee and shall be based upon the performance of the Company or a subsidiary, the performance of the Participant’s department (if relevant), and/or the performance of the Participant; provided, however, that the amount of an Award to any Participant for any calendar year shall not exceed 200 percent of the amount of the actual base salary payable to the Participant by the Company and its subsidiaries for the calendar year for which the Award is made, exclusive of the Award or any other form of executive compensation, stock option or other fringe benefit (“Base Salary”). An Award to a Participant for any calendar year shall be paid to or on behalf of the Participant, in cash, as soon as practicable (and in any event by no later than March 15) after the close of the calendar year for which the Award is made except to the extent that a Deferral Request (as described in Section 3.1) is in effect with respect to such year. For purposes of the Plan, an Award is considered made or granted for the calendar year with respect to which the services entitling the Participant to the Award are performed.

2.3 Awards for Certain Designated Participants. Awards granted under the Plan for any calendar year to Participants who are Covered Employees for such calendar year shall be subject to the provisions of pre-established performance goals (“Performance Goals”) as set forth in this Section 2.3. Eligibility for participation in the Plan of Covered Employees for Awards for a calendar year shall be limited to those executive, managerial and key employees of the Company, including its subsidiaries, selected by the Committee. Notwithstanding any other provision of this Section 2, the Committee shall not have the discretion to modify the terms of Awards to such Participants except as specifically set forth in this Section 2.3. For purposes of the Plan, “Covered Employee” means, for any calendar year, a Participant designated by the Committee prior to the grant of an Award for such year who is or may be a “covered employee” within the meaning of Section 162(m)(3) of the Code for the year in which such Award would be payable and for whom the Committee intends amounts payable with respect to such Award to qualify under the performance-based compensation exemption of Section 162(m)(4)(C) of the Code. Earned Awards under this Section 2.3 are intended to satisfy the performance-based compensation exemption under Code Section 162(m)(4)(C) and the related regulations.

(a) Award Opportunities. On or before the 90th day of any calendar year, and in any event before twenty-five percent (25%) or more of the calendar year has elapsed, the Committee shall establish in writing the Awards and the specific Performance Goals for the calendar year, upon the attainment of which will be conditioned the payment of such Awards (“Covered Employee Incentive Awards”) to Participants who may be Covered Employees for such calendar year. A Covered Employee Incentive Award shall be based upon a percentage of the Participant’s Base Salary designated by the Committee at the time the Award is granted, which percentage need not be the same for each Participant (the “Target Incentive Award”). The extent, if any, to which a Covered Employee Incentive Award will be payable will be based solely upon the degree of achievement of pre-established Performance Goals over the specified calendar year, provided, however, that the Committee may, in its sole discretion, reduce or eliminate the amount which would otherwise be payable with respect to a calendar year.

(b) Performance Goals. The Performance Goals established by the Committee at the time a Covered Employee Incentive Award is granted will be based on one or more of the following relating to the Company, one or more of its subsidiaries, or one or more business or functional units thereof: earnings per share, market share, stock price, sales, costs, capital expenditures, revenue, net operating income, net income, corporate net income, net income per share, cash flow, corporate free cash flow, retained earnings, earnings before interest and taxes (“EBIT”), earnings before interest, taxes, depreciation and amortization (“EBITDA”), return on equity, return on capital, return on invested capital, corporate return on invested capital, return on assets, return on total assets employed, total shareholder return, shareholder value analysis, results of customer satisfaction surveys, aggregate product price and other product price measures, safety record, operating and maintenance cost management, operating earnings, operating earnings per share, environmental standards or compliance, economic value added, margins, and measures of employee satisfaction or engagement; provided, that all Performance Goals shall be objective performance goals satisfying the requirements for “performance-based compensation” within the meaning of Section 162(m)(4) of the Code. At the time of establishing a Performance Goal, the Committee shall specify the manner in which the Performance Goal shall be calculated. In so doing, the Committee may exclude the impact of certain specified events from the calculation of the Performance Goal. For example, if the Performance Goal were earnings per share, the Committee could, at the time this Performance Goal was established, specify that earnings per share are to be calculated without regard to any subsequent change in accounting standards required by the Financial Accounting Standards Board. Such Performance Goals also may be based on the attainment of specified levels of performance of the Company and/or one or more subsidiaries, and/or one or more business or functional units thereof, under one or more of the measures described above relative to the performance of other corporations or indices.

(c) Payment of an Earned Covered Employee Incentive Award. At the time the Covered Employee Incentive Award is granted, the Committee shall prescribe in writing a formula to determine the percentage of the Target Incentive Award (which may exceed 100%) which may be payable based upon the degree of attainment of the Performance Goals during the calendar year. If the minimum level of achievement of the Performance Goals established by the Committee is not met, no payment will be made to a Participant who is a Covered Employee. To the extent that the minimum level of achievement of the Performance Goals is satisfied or surpassed, and upon written certification by the Committee that the Performance Goals have been satisfied to a particular extent and any other material terms and conditions of the Covered Employee Incentive Awards have been satisfied, payment of an earned Covered Employee Incentive Award shall be made, in cash, as soon as practicable (and in any event by no later than March 15) after the close of the calendar year for which the Award is granted, or deferred in accordance with the Participant’s election under Section 3, unless the Committee determines, in its sole discretion, to reduce or eliminate the payment to be made.

(d) Maximum Payable. The maximum amount of a Covered Employee Incentive Award payable to a Covered Employee under this Plan for any calendar year pursuant to this Section 2.3 shall be $2,000,000 or, if less, 200 percent of the Participant’s Base Salary.

SECTION 3

Deferred Awards Elections

3.1 Deferral Requests.

(a) Generally. Subject to the terms and conditions of the Plan, a Participant may elect to defer the payment of all or any portion of an Award, including a Covered Employee Incentive Award, granted to him under the Plan for any calendar year by submitting a request (a “Deferral Request”) with the Committee or its designee in such form as it may require. Such Deferral Request must be filed with and accepted by the Committee or its designee by no later than June 30 of the calendar year for which such Award is made, and may be made only by Participants who have performed services for the Company continuously from the later of January 1 of the calendar year for which the Award is made or the date the Committee establishes the Performance Goals for the Award. A Participant’s Deferral Request for any calendar year shall designate the amount of the Award that shall be deferred and shall become irrevocable as of midnight on June 30 of the calendar year for which the Award is made.

(b) Newly Eligible Participants. A Participant who is selected by the Committee or its designee to be a Participant during a calendar year (a “Newly Eligible Participant”) shall also be entitled to file a Deferral Request with respect to a pro-rata portion of the Award.

(i) Such a Deferral Request must be submitted to and accepted by the Committee or its designee within 30 days after the date on which the Newly Eligible Participant is initially selected by the Committee or its designee to be a Participant during such year. If the Deferral Request is not submitted and accepted within 30 days, the Newly Eligible Participant shall not be permitted to make a Deferral Request under this Section 3.1(b) with respect to any portion of the Award for such year. A Deferral Request submitted by a Newly Eligible Participant shall designate the amount of the Award that shall be deferred and shall become irrevocable as of midnight on the 30th day following the date on which the Newly Eligible Participant is initially selected by the Committee or its designee to be a Participant.

(ii) The amount of the Award that may be deferred pursuant to the Deferral Request by a Newly Eligible Participant shall not be greater than the amount of the Newly Eligible Participant’s Award that is earned after the date on which the Newly Eligible Participant files his or her Deferral Request. The amount of the Newly Eligible Participant’s Award that may be deferred shall be equal to the total amount of the Award for the year multiplied by a fraction, the numerator of which shall equal the number of days from the time the Newly Eligible Participant files the Deferral Request until December 31 of such year, and the denominator of which shall equal the total number of days during the performance period in respect of which the Award is paid.

(iii) A Participant will be considered a Newly Eligible Participant even if the Participant had previously been eligible to participate in the Plan if:

(A) The Participant received all amounts previously credited to the Participant’s Company Stock Account and General Investment Account and before such receipt, had ceased to be eligible to participate in the Plan; or

(B) The Participant has been ineligible to participate in the Plan for at least 24 months when the Participant is again selected to be a Participant during the calendar year.

3.2 Allocation of Deferred Awards. A Participant shall designate, on his or her Deferral Request for a calendar year, the allocation of his or her Award between the Participant’s Company Stock Account and the General Investment Account.

3.3 Distribution Elections. A Participant shall designate, in accordance with Section 5, the manner in which the Participant’s Award that has been deferred in accordance with Section 3.1, as adjusted for subsequent earnings, losses and other charges and credits, shall be distributed to or for the benefit of the Participant.

SECTION 4

Deferred Awards: Accounts

4.1 Deferred Accounts. Subject to the terms and conditions of the Plan, an Award for any calendar year that is deferred in accordance with Section 3.1 shall be credited, as elected by the Participant in the Deferral Request applicable to such Award, to the Company Stock Account or to the General Investment Account maintained on the Company’s books for the Participant as described in subsections (a) and (b) below. Effective for deferrals of Awards made for calendar year 2007 and thereafter, a Participant’s election to allocate all or a portion of his or her Award to the Company Stock Account shall be irrevocable and shall be credited to the Participant’s Special Company Stock Account, established as a subaccount of the Company Stock Account, in accordance with the method for crediting Share Units and Dividend Equivalents to the Company Stock Account described in Section 4.1(a). A Participant’s Account may be divided into two or more other subaccounts as the Company determines necessary or desirable for the administration of the Plan, and shall be divided into subaccounts to reflect the portion of the Account that is attributable to Awards made for calendar years prior to 2005 and to reflect the portion of the Account attributable to Awards made for 2005 and subsequent years. A Participant shall be 100% vested in his or her Account(s) at all times.

(a) Company Stock Account. As of the date an earned Award is declared by the Committee, the Participant shall be credited with the number of share units (and fractions thereof) (“Share Units”) equal to the number of shares (and fractional shares calculated to the nearest one-thousandth (.001) of a share) (“Shares”) of the Company’s common stock that the amount of the Award would purchase based on the closing market price of such stock on the New York Stock Exchange on the day the contributions are allocated for the declared Award. No less frequently than once in every calendar year the Committee or its designee shall, for each dividend payment date declared with respect to the Company’s common stock since the last such determination:

(i) determine the amount of the dividends that would have been paid by the Company on the number of Shares of the Company’s common stock equal to the number of Share Units credited to the Participant on the record date for such dividend (“Dividend Equivalents”); and

(ii) credit the Participant’s Company Stock Account with the number of Share Units equal to the number of Shares of the Company’s common stock that the Dividend Equivalents attributable to such dividend payment date would have purchased based on the closing price of the Company’s common stock on the New York Stock Exchange on such dividend payment date.

Notwithstanding the foregoing provisions of this paragraph (a), in no event shall Shares of the Company’s common stock be earmarked for a Participant’s Account or set aside for the benefit of the Participant by reason of the crediting of Share Units under this paragraph (a).

(b) General Investment Account.

(i) The amount of each Award deferred to the Participant’s General Investment Account shall be deemed to be invested on the date the Award is declared by the Committee in an investment fund(s) (which may include contracts of insurance) selected by the Participant with the consent of the Company or its designee in the Deferral Request applicable to such Award. The earnings and losses deemed to be attributable to the investment of a Participant’s General Investment Account for any calendar year shall be the earnings and losses that would have been yielded if the Participant’s General Investment Account had been invested in the investment selected by the Participant for the year. Notwithstanding the foregoing, any such investment fund(s) made available under the Plan must qualify as a predetermined actual investment within the meaning of Treasury Reg. §31.3121(v)(2)-1(d)(2) or, for any calendar year, reflect a reasonable rate of interest (determined in accordance with Treasury Reg. §31.3121(v)(2)-1(d)(2)(i)(C)).

(ii) A Participant may elect to change the selection of his or her General Investment Account investment fund selections, which change shall be effective as of the close of business each day (a “GIA Transfer Date”). Any change by a Participant in his or her investment fund selections shall be submitted in writing or electronically with the Committee or its designee as specified by the Committee or its designee and shall apply prospectively as of the GIA Transfer Date to all amounts credited to the Participant’s General Investment Account. In the case of a Participant who fails to make an investment election and who has not yet made an investment election, the Participant’s Account will be invested in the Fidelity Freedom Fund with a target retirement date closest to the year in which the Participant will turn age 65, or other Investment Fund established by the Committee for such purpose. Notwithstanding the foregoing provisions of this subsection, nothing in the Plan shall be construed to require the Company to segregate or invest any assets to reflect the Participant’s investment fund selections.

(c) Effective Date Credited Amounts. The amounts credited to a Participant’s Company Stock Account (including the Special Company Stock Account established as a sub-account thereunder) and General Investment Account, if any, on January 1, 2015 shall be equal to the amount credited to such Accounts, respectively, as of December 31, 2014 under the terms of the Plan as in effect on that date.

(d) Amounts Credited to Special Company Stock Account. The amount credited to the Participant’s Special Company Stock Account from time to time, including any Dividend Equivalents thereon, shall be held in the Special Company Stock Account until distributed to the Participant in shares of the Company’s common stock in accordance with Section 5.

4.2 Transfers from the Company Stock Account to the General Investment Account for Pre 2007 Deferrals.

(a) Application. This Section 4.2 shall only apply to the portion of a Participant’s Company Stock Account that is attributable to deferrals of Awards made for calendar years prior to the 2007 calendar year, including Dividend Equivalents thereon (“Pre 2007 Balance”) reduced by the portion of the Participant’s Company Stock Account Pre 2007 Balance that the Participant elected to transfer to the Special Company Stock Account effective December 31, 2006 under the terms of the Plan as then in effect.

(b) Transfers. Subject to the limitations of Section 4.2(a) and the Company’s Insider Trading Policy as in effect from time to time, a Participant may elect that all or a portion (in increments of one percent) of the balance of his or her Company Stock Account (including any Dividend Equivalents accrued but not yet converted into Share Units as of such date) be transferred to his or her General Investment Account. Such transfer shall be effective as of the date the Participant elects such transfer if the election is requested before 4:00 p.m. Eastern Standard Time or as of the next business day following the date of the election if such transfer is requested on or after 4:00 p.m. Eastern Standard Time (the “Transfer Effective Date”). For purposes of this Section 4.2(b), the value of a Share Unit credited to a Participant’s Company Stock Account as of any Transfer Effective Date shall be equal to the closing price of one share of the Company’s common stock on the New York Stock Exchange as of the close of business on the Transfer Effective Date. Any election under this Section 4.2(b) shall be irrevocable and shall be filed with the Committee or its designee under rules prescribed by the Committee.

SECTION 5

Deferred Awards: Payment

5.1 Distributions of Awards Earned Prior to 2005.

(a) The portion of a Participant’s Account that is attributable to deferrals of Awards made for calendar years prior to the 2005 calendar year shall be distributed to or for the benefit of the Participant in 10 substantially equal installments commencing in February of the first calendar year following the year in which the Participant has separated from service (as defined in Section 5.11 below).

(b) Notwithstanding the method of distribution specified in Section 5.1(a), the Committee may alter the commencement date and period of distribution for the portion of a Participant’s Account that is attributable to deferrals of Awards made for calendar years prior to the 2005 calendar year with respect to any Participant if the Committee determines, in its sole discretion, that such change is in the best interest of the Participant after taking into account the Participant’s particular needs and circumstances.

(c) Notwithstanding anything in the Plan to the contrary, the Board of Directors may, in its sole discretion, upon recommendation of the Committee, accelerate the distribution, in whole or in part, of the portion of a Participant’s Account under the Plan that is attributable to deferrals of Awards made for calendar years prior to 2005, including a payment made following the death of the Participant pursuant to Section 5.5, if it determines that such acceleration is in the best interest of the Company or Participant.

5.2 Distribution of Awards Earned in 2005 and 2006.

(a) The portion of a Participant’s Account that is attributable to deferrals of Awards made for the 2005 and 2006 calendar years and that is payable on or after January 1, 2007 shall be distributed to or for the benefit of the Participant in accordance with the method of payment elected by the Participant for the Award made for the 2007 calendar year or, if the Participant did not defer or earn an Award for the 2007 calendar year, as the Participant irrevocably elected on or before December 31, 2006 from among methods of payment provided by Section 5.3. Payment shall be made (in the case of a single lump sum) or commence (in the case of installments)

in February of the first calendar year following the year in which the Participant has separated from service (as defined in Section 5.11 below).

(b) In the absence of a Participant’s election pursuant to Section 5.2(a), the portion of a Participant’s Account that is attributable to deferrals of Awards made for the 2005 and 2006 calendar years shall be distributed to or for the benefit of the Participant in 10 substantially equal installments as provided in Section 5.3 commencing in February of the first calendar following the year in which the Participant has separated from service (as defined in Section 5.11 below).

(c) It is intended that the elections provided by Section 5.2(a) qualify as Code Section 409A transition elections pursuant to published IRS guidance.

(d) All amounts distributed pursuant to this Section 5.2 shall be subject to the special delay rule for Specified Employees set forth in Section 5.4 and subject to Section 6.6.

5.3 Distribution Elections for Awards Earned for 2007 and Subsequent Years. A Participant may elect the method of payment for the portion of the Participant’s Account attributable to deferrals of Awards made for the 2007 calendar year and subsequent years from among the following:

(a) 3, 5 or 10 substantially equal annual installments; or

(b) A single lump sum.

Payment shall be made (in the case of a single lump sum) or commence (in the case of installments) in February of the first calendar year following the year in which the Participant has separated from service (as defined in Section 5.11 below), provided, that with respect to Awards earned for 2016 and subsequent calendar years, payment shall be made (in the case of a single lump sum) or commence (in the case of installments) in February of the first calendar year following the year in which the Participant has separated from service (as defined in Section 5.11 below), or March 1 of the year following the Performance Period, if later. The amount of each installment payment hereunder shall be calculated by dividing the balance credited to the Participant’s Account(s) to which the election applies at the time of each such payment by the number of remaining installments (including the current installment). Installment payments shall be made in the month of February as specified above and in anniversaries thereof (and, for purposes of Section 409A of the Code, each such installment payment shall be a separate payment and not one of a series of payments treated as a single payment).

A Participant’s initial distribution election shall be made, as directed by the Committee or its designee, no later than the date specified in Section 3.1 as the date on which a Participant’s Deferral Election shall be due, and shall apply to all Awards that are deferred for future calendar years, if any, until the Participant is entitled to make a new distribution election, as provided below.

A Participant shall be entitled to make a new distribution election each year to be applicable to Awards deferred for future calendar years. A new distribution election shall be made by filing such election with the Committee or its designee on such form as it shall prescribe.

A Participant shall be deemed to have elected to have the portion of his or her Account attributable to his or her Awards for which no elections have been made distributed in the form of 10 substantially equal annual installments.

All amounts distributed pursuant to this Section 5.3 shall be subject to the special delay rule for Specified Employees set forth in Section 5.4 and subject to Section 6.6.

5.4 Delay for Specified Employees. This Section 5.4 shall only apply to distributions that are attributable to deferrals of Awards made for in 2005 and subsequent years. Notwithstanding anything in the Plan to the contrary, no payment to the extent attributable to such Awards shall be made to any Participant who is a Specified Employee as of the date of such Participant’s separation from service (as defined in Section 5.11) until the earlier of (i) the date that is the first day of the seventh month after the date of the Participant’s separation from service, or (ii) the date of the Participant’s death. Any payment that would otherwise have been made during this period shall instead be aggregated and paid to the Participant (or, in the case of the Participant’s death, his or her beneficiary) in the form of a single lump sum upon the earlier of the dates specified in the preceding sentence. “Specified Employee” for purposes of this Section 5.4 means, during the 12-month period beginning on April 1st of 2005 or of any subsequent calendar year, an employee of the Company or its Affiliates who met the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations promulgated thereunder and without regard to Code Section 416(i)(5)) for being a “key employee” at any time during the 12-month period ending on the December 31st immediately preceding such April 1st. Notwithstanding the foregoing, a Participant who otherwise would be a Specified Employee under the preceding sentence shall not be a Specified Employee for purposes of the

Plan unless, as of the date of the Participant’s separation from service, stock of the Company or an Affiliate is publicly traded on an established securities market or otherwise.

5.5 Death.

(a) In the event that a Participant dies before full payment of all amounts payable to him or her under the Plan have been made, the balance of such amounts shall be paid to the beneficiary or beneficiaries designated by the Participant in a writing filed with the Committee or its designee prior to his or her death, or, if no designation has been made or the designated beneficiary predeceases the Participant, to the estate of the Participant.

(b) Amounts payable in accordance with this Section 5.5 that are attributable to deferrals of Awards made for calendar year 2005 and subsequent years shall be paid, subject to Section 6.6, in February of the first calendar year following the Participant’s death in the form of a single lump sum.

(c) Amounts payable in accordance with this Section 5.5 that are attributable to deferrals of Awards made for years prior to the 2005 calendar year shall be paid at the same time and in the same form as which such payments would have been made to the Participant if he or she had lived or as otherwise provided by the Committee and subject to Section 5.1(c).

(d) A Participant may change his or her beneficiary designation from time to time and any beneficiary designation form shall be effective only when the signed form is filed with the Committee or its designee while the Participant is alive and will cancel all beneficiary designation forms signed earlier.

5.6 Permitted Delays in Payment. Payment of a Participant’s Account attributable to deferrals of Awards made for the 2005 calendar year and subsequent years will be delayed under any of the circumstances specified in Sections 5.6(a) through (b) below or as provided in Section 6.6.

(a) Payments that would violate Applicable Law. Payment of a Participant’s Account will be delayed where the Committee reasonably anticipates that the making of the payment would violate federal securities laws or other applicable law; provided that such payment will be made at the earliest date at which the Committee reasonably anticipates that the making of the payment would not cause such violation. For purposes of this subsection (a), the making of a payment that would cause inclusion in the Participant’s gross income or the application of any penalty or other provision of the Code is not treated as a violation of applicable law.

(b) Other Payments. The Committee shall be permitted to delay a payment of a Participant’s Account upon such other events and conditions as may be prescribed under Code Section 409A and any regulations or other generally applicable official guidance issued thereunder.

5.7 Assets to be Distributed.

(a) Except as provided in Sections 5.7(b) and 5.7(c), all amounts credited to a Participant under the Plan shall be paid in cash. Any cash payment under this Section 5.7 from a Participant’s Company Stock Account shall be equal to the number of Share Units credited to the applicable Account to be distributed multiplied by the closing price of the Company’s common stock on the New York Stock Exchange on the last trading day prior to the date as of which payment is made.

(b) Distributions of amounts credited to a Participant’s Company Stock Account (excluding however, amounts credited to the Participant’s Special Company Stock Account that are attributable to (i) deferrals of Awards made for the 2007 calendar year and subsequent years (including Dividend Equivalents thereon), and (ii) amounts credited to the Participant’s Special Company Stock Account pursuant to the special election made under the Plan effective as of December 31, 2006 (including Dividend Equivalents thereon)), may, at the election of the Participant, be paid in the form of cash or Shares of the Company’s common stock equal to the number of Share Units to be distributed.

(c) Distribution of amounts credited to the Participant’s Special Company Stock Account that are attributable to (i) deferrals of Awards made for the 2007 calendar year and subsequent years (including Dividend Equivalents thereon), and (ii) amounts credited to the Participant’s Special Company Stock Account pursuant to the special election made under the Plan effective as of December 31, 2006 (including Dividend Equivalents thereon) shall be paid to the Participant in Shares of the Company’s common stock equal to the number of Share Units to be distributed.

(d) Shares of the Company’s common stock distributed under this Section 5.7 shall be made available from treasury shares or shares of the Company’s common stock acquired by the Company, including shares purchased in the open market. The obligation of the Company to deliver any shares of Company common stock shall be subject to all applicable laws, rules and regulations including all applicable federal and state securities laws, and the applicable requirements of any securities exchanges or similar entity, and the obtaining of all such approvals by governmental agencies as may be deemed necessary or appropriate by the Committee.

5.8 No Acceleration of Payment. Notwithstanding anything in the Plan to the contrary, the distribution of any portion of Participants’ Accounts under the Plan attributable to deferrals of Awards made for the 2005 calendar year and subsequent years may not be accelerated, whether at the election of a Participant or at the discretion of the Committee or otherwise, except as may be specifically permitted under Code Section 409A and any regulations or generally applicable official guidance issued thereunder.

5.9 Claims Procedures. If a Participant or Participant’s beneficiary (“Claimant”) files a claim for benefits under Section 5 of this Plan, the Committee or its designee shall notify the Claimant within 45 days of allowance or denial of the claim, unless the Claimant receives written notice from the Committee or its designee prior to the end of the 45-day period stating that special circumstances require an extension (of up to 45 additional days) of the time for decision. The notice of the decision of the Committee or its designee shall be in writing sent by mail to Claimant’s last known address, and if a denial of the claim, shall contain the following information: (a) the specific reasons for the denial; (b) specific reference to pertinent provisions of the Plan on which the denial is based; and (c) if applicable, a description of any additional information or material necessary to perfect the claim, an explanation of why such information or material is necessary, and an explanation of the claims review procedure and the time limits applicable, including a statement of the Claimant’s rights to bring a civil action under Section 502(a) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) following an adverse determination on review. A Claimant is entitled to request a review of any denial of his/her claim by the Committee. The request for review must be submitted within 60 days of mailing of notice of the denial. Absent a request for review within the 60-day period, the claim shall be deemed to be conclusively denied. The Claimant or his or her representatives shall be provided, upon written request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim for benefits, and shall be entitled to submit issues and comments orally and in writing. The Committee shall render a review decision in writing within 60 days after receipt of a request for a review, provided that, in special circumstances the Committee may extend the time for decision by not more than 60 days upon written notice to the Claimant. The Claimant shall receive written notice of the Committee’s review decision, together with specific reasons for the decision and reference to the pertinent provisions of the Plan, a statement that the Claimant or his or her authorized representative shall have reasonable access to, and be entitled to receive, upon request and free of charge, copies of all documents, records and other information relevant to the Claimant’s claim, and a statement describing the Claimant’s right to bring an action under Section 502(a) of ERISA.

5.10 Withholding. The Company shall have the right to deduct from all amounts paid pursuant to the Plan any taxes required by law to be withheld with respect to such amounts. Notwithstanding any other provision of the Plan, the Company does not guarantee any particular tax result for any Participant or beneficiary with respect to participation in or payments under the Plan, and each Participant or beneficiary shall be responsible for any taxes imposed on the Participant or beneficiary with respect to such participation or payments under the Plan.

5.11 Separation of Service. “Separated from service” and variations thereof for purposes of this Section 5 and all other sections of the Plan means (i) with respect to the portion of a Participant’s Account that is attributable to deferrals of Awards made for calendar years prior to 2005, that the Participant has retired or otherwise terminated employment with the Company for any reason other than death and (ii) with respect to the portion of a Participant’s Account that is attributable to deferrals of Awards made for 2005 and subsequent years, a “separation from service” within the meaning of Code Section 409A and the regulations issued thereunder, including a termination of employment with the Company and all its Affiliates due to retirement or any other reason, but excluding termination of employment due to death. For purposes of applying the definition of “separation from service” under Section 409A, if the Participant is on a bona fide leave of absence due to any medically determinable physical or medical impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his or her position of employment, a separation from service shall be deemed to occur after the expiration of 29 months of sick leave unless the Participant retains the right to reemployment under an applicable statute or by contract.

SECTION 6

Miscellaneous

6.1 Change in Capitalization. In the event of a stock dividend, stock split, issuance of additional shares, recapitalization, merger, consolidation, combination or exchange of shares or other similar corporate change affecting the Company’s common stock (“Corporate Change”), the number of Share Units that have been credited to Participants under the Plan shall be automatically adjusted by the Committee to preserve each Participant’s proportionate interest immediately prior to such Corporate Change.

6.2 Nontransferability, Nonassignability. The interest of a Participant under the Plan is not subject to the claims of his creditors, and may not be voluntarily or involuntarily assigned, transferred, alienated, pledged or encumbered.

6.3 Plan Not Contract of Employment. The Plan does not constitute a contract of employment, and participation in the Plan will not give any Participant the right to be retained in the employ of the Company or any Affiliate, nor any right or claim to any benefit under the Plan unless such right or claim has specifically accrued under the terms of the Plan. The crediting of Share Units does not constitute the award of stock, and shall not be construed to give a Participant any rights as a shareholder of the Company.

6.4 Source of Benefits.

(a) The Company is entitled, but not obligated, to establish a grantor trust or similar funding mechanism to fund the Company’s obligations under this Plan; provided, however, that any funds contained therein will remain subject to the claims of the Company’s general creditors. The funding mechanism will constitute an unfunded arrangement. The Deferred Awards portions of the Plan are maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA, and therefore, exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

(b) The Company’s obligation under this Plan will be merely that of an unfunded and unsecured promise of the Company to pay benefits in the future. All Awards (and any corresponding assets held in a trust established for this Plan), and any payment to be made pursuant to this Plan, will be subject to the claims of the general creditors of the Company, including judgment creditors and bankruptcy creditors. Neither any Participant, nor his or her beneficiaries, nor his or her heirs, successors or assigns, will have any secured interest in or claim on any property or assets of the Company (or of any trust). The rights of a Participant or his or her beneficiaries to his or her Company Stock Account or General Investment Account and to an Award (and to any assets held in trust) will be no greater than the rights of an unsecured creditor of the Company.

6.5 Affiliate. For purposes of the Plan, the term “Affiliate” means any corporation, partnership, joint venture, trust, association or other business enterprise which is a member of the same controlled group of corporations, trades or businesses as the Company within the meaning of Code Section 414(b) or (c); provided, however, that except for purposes of the term “Affiliate” when used in the definition of Specified Employee, in applying Code Section 1563(a)(1), (2), and (3) in determining a controlled group of corporations under Code Section 414(b), the language “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Code Section 1563(a)(1), (2), and (3), and in applying Treasury Reg. §1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Code Section 414(c), “at least 50 percent” shall be used instead of “at least 80 percent” each place it appears in Treasury Reg. §1.414(c)-2.

6.6 Timing of Payments. Notwithstanding any provision of the Plan to the contrary, a distribution of a Participant’s Account attributable to deferrals of Awards made for 2005 and subsequent years to be made as of a specified date or in a specified period in Section 5 shall be made on the date or in the period specified or as soon as administratively practicable thereafter, but in no event shall any portion of the distribution be made later than the last day of the same calendar year in which such date or period occurs. Until paid, any such amount otherwise distributable from a Participant’s Account shall continue to be adjusted under Section 4 to reflect investment returns. In addition, if calculation of the amount of a payment is not administratively practicable due to events beyond the control of the Participant or his or her beneficiary, or if making of a payment would jeopardize the ability of the Company to continue as a going concern, a payment will be treated as made on the specified date or in the specified period for purposes of the Plan if the payment is made during the first calendar year in which the calculation of the amount of the payment is administratively practicable or in which the making of the payment would not have such effect on the Company, as the case may be.

6.7 Section 409A of the Code. It is intended that the Plan (including any amendments thereto) comply with the provisions of Section 409A of the Code so as to prevent the inclusion in gross income of any amounts accrued hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise be actually distributed or made available to Participants. The Plan shall be interpreted, construed and administered in a manner that will comply with Section 409A of the Code, including final regulations or any other guidance issued by the Secretary of the Treasury and the Internal Revenue Service with respect thereto.

6.8 Insider Trading Policy. All elections made under the Plan by a Participant shall, to the extent applicable, be subject to the terms of the Company’s Insider Trading Policy as in effect from time to time.

SECTION 7

Amendment and Termination

7.1 Amendment and Termination. The Board of Directors may from time to time amend the Plan in such respects as it deems advisable and may terminate the Plan at any time; provided, however, that no such amendment or termination shall adversely affect any right or obligation with respect to any Award theretofore made under the Plan or cause any amount deferred pursuant to the Plan to be included in gross income or subject to additional tax and interest under Code Section 409A(a)(1); and provided further, that no amendment shall be made without stockholder approval if such approval is necessary to comply with law, regulatory requirements or the rules of any exchange or automated quotation system upon which the Shares are listed or quoted.

SECTION 8

Stockholder Approval

8.1 Stockholder Approval. The Plan as amended and restated herein shall be effective January 1, 2015, subject to the approval of the amended and restated Plan by stockholders of the Company at its 2015 annual meeting by the affirmative vote of a majority of the shares of stock of the Company present in person or represented by proxy at the meeting and entitled to vote.

IN WITNESS WHEREOF, Stepan Company has signed this Plan this 24th day of February, 2015.

Stepan Company
By:	/s/ F. Quinn Stepan, Jr.
Title:	President and Chief Executive Officer

Important notice regarding the Internet availability of

proxy materials for the Annual Meeting of Stockholders.

The Notice of Annual Meeting, Proxy Statement and Proxy Card;

2014 Annual Report; and Form 10-K are available at:

www.edocumentview.com/SCL

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — Stepan Company

Notice of Annual Meeting of Stockholders to be held April 28, 2015

This proxy is solicited on behalf of the Company’s Board of Directors

I, the undersigned, hereby appoint Scott D. Beamer and Kathleen O. Sherlock, or either of them (the “Proxies”), with full power of substitution, to represent and vote all shares that the undersigned is entitled to vote at the annual meeting of stockholders of STEPAN COMPANY on April 28, 2015, or at any adjournment thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR all nominees and FOR Proposals 2, 3 and 4.

In their discretion, the Proxies are authorized to vote on such other business as may properly come before the meeting.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY,
USING THE ENCLOSED ENVELOPE.

(Continued and to be signed on reverse side.)

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.

A	Proposals – The Board of Directors recommends a vote FOR all nominees and FOR Proposals 2, 3 and 4.

1.	Election of Directors:	For	Withhold		For	Withhold	+
	01 - Randall S. Dearth	☐	☐	02 - Gregory E. Lawton	☐	☐

		For	Against	Abstain
2.	Approve adoption of the Stepan Company Management Incentive Plan (As Amended and Restated Effective January 1, 2015).	☐	☐	☐
		For	Against	Abstain
3.	Advisory resolution to approve executive compensation.	☐	☐	☐
		For	Against	Abstain
4.	Ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for 2015.	☐	☐	☐

B	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please date and sign exactly as your name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

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